Product supplement no. 165-A-II	Registration Statement No. 333-155535
To prospectus dated November 21, 2008 and	Dated August 24, 2010
prospectus supplement dated November 21, 2008	Rule 424(b)(2)

Interest Rate Linked Notes

General

  JPMorgan Chase & Co. may offer and sell interest rate linked notes from time to time. This product supplement no. 165-A-II describes terms that will apply generally to the notes, and supplements the terms described in the accompanying prospectus supplement and prospectus. A separate term sheet or pricing supplement, as the case may be, will describe terms that apply specifically to the notes, including any changes to the terms specified below. We refer to such term sheets and pricing supplements generally as terms supplements. If the terms described in the relevant terms supplement are inconsistent with those described herein or in the accompanying prospectus supplement or prospectus, the terms described in the relevant terms supplement will control.
  The notes are senior unsecured obligations of JPMorgan Chase & Co. Any payment on the notes is subject to the credit risk of JPMorgan Chase & Co.
  The interest we will pay on the notes is either a fixed rate and/or a floating rate linked to one or more of the U.S. Dollar Constant Maturity Swap (“USD CMS”) Rate, the Euro Constant Maturity Swap (“EUR CMS”) Rate, LIBOR, the U.S. Consumer Price Index, the Constant Maturity U.S. Treasury (“CMT”) Rate or the SIFMA Municipal Swap Index, as described below. For example, the interest rate on the notes may be fixed for an initial period and then become a floating rate. The interest rate on the notes may also be linked to a spread between the interest rates, multiplied by a leverage factor or increased or decreased by a spread.
  If so specified in the relevant terms supplement, at our option, we may redeem the notes, in whole or in part, on any of the specified Redemption Dates.
  For important information about tax consequences, see “Certain U.S. Federal Income Tax Consequences” beginning on page PS-28.
  Minimum denominations of $1,000 and integral multiples thereof, unless otherwise specified in the relevant terms supplement.
  The notes will not be listed on any securities exchange, unless otherwise specified in the relevant terms supplement.

Key Terms
Maturity Date:	As specified in the relevant terms supplement; provided that the maturity date will not be less than one year and one day (counting for this purpose the issue date but not the maturity date) after the issue date. The maturity date of the notes is subject to postponement as described under “Description of Notes — Payment at Maturity.”
Payment at Maturity:	Unless otherwise specified in the relevant terms supplement, if the notes have not been redeemed (if applicable), at maturity you will receive a cash payment for each $1,000 principal amount note equal to $1,000 plus any accrued and unpaid interest.
Payment upon Redemption (if applicable):	If so specified in the relevant terms supplement, at our option, we may redeem the notes, in whole or in part, on any of the specified Redemption Dates. Unless otherwise specified in the relevant terms supplement, if the notes are redeemed, you will receive, on the applicable Redemption Date, a cash payment equal to $1,000 for each $1,000 principal amount note redeemed. Any accrued and unpaid interest on notes redeemed will be paid to the person who is the holder of record of such notes at the close of business on the 15th calendar day prior to the applicable Redemption Date.
Redemption Date(s) (if applicable):	As specified in the relevant terms supplement. Any Redemption Date is subject to postponement as described under “Description of Notes — Payment upon Redemption.”
Survivor’s Option (if applicable):	If so specified in the relevant terms supplement, a holder of notes will have the right to require us to repay such notes prior to the maturity date, if requested by an authorized representative of the beneficial owner of such notes, following the death of the beneficial owner of such notes, which we refer to as the “Survivor’s Option.” Exercise of the Survivor’s Option, where applicable, is contingent on the deceased beneficial owner having held the notes for at least six months prior to the date of exercise of the Survivor’s Option. The right to exercise the Survivor’s Option is subject to certain conditions and limitations as described under “Description of Notes — Survivor’s Option.”
Interest:	Unless otherwise specified in the relevant terms supplement, with respect to each Interest Period, for each $1,000 principal amount note, the interest payment will be calculated as follows:
$1,000 × Interest Rate × Day-Count Fraction
Interest Rate:	With respect to any Interest Period, a rate per annum as specified in the relevant terms supplement, which may be a fixed rate or a floating rate linked to a rate or rates specified in the relevant terms supplement and, if so specified in the relevant terms supplement, multiplied by a Leverage Factor and/or plus or minus a spread. If the Interest Rate for any Interest Period is specified as a fixed rate in the relevant terms supplement, such Interest Rate may increase or decrease on one or more Interest Payment Dates at the beginning of the applicable Interest Period(s). If the Interest Rate for any Interest Period is determined by reference to a floating rate, for purposes of the determination of the Interest Rate for an Interest Period, that floating rate will be reset on each Interest Reset Date, as specified in the relevant terms supplement. For example, the relevant terms supplement may specify that the Interest Rate on the notes will be (1) 5.00% from and including the issue date to but excluding the first Interest Payment Date, (2) 5.25% from and including the first Interest Payment Date to but excluding the second Interest Payment Date and (3) 6.00% from and including the second Interest Payment Date to but excluding the Interest Payment Date for the final Interest Period. Alternatively, for example, the relevant terms supplement may specify that the Interest Rate for each Interest Period will be equal to the sum of (1) the LIBOR Rate with a Designated Maturity of three months which is determined on the applicable Interest Reset Date plus (2) a spread of 4.00%. For the avoidance of doubt, the Interest Rate may be one or more rates per annum that can be fixed or floating (multiplied by a Leverage Factor and/or plus or minus a spread, if applicable), and each such rate per annum may be specified with respect to an Interest Period. In addition, an Interest Rate may change from one Interest Period to another from one fixed or floating rate to another fixed or floating rate (in each case, multiplied by a Leverage Factor and/or plus or minus a spread, if applicable).
Day-Count Fraction:	A fraction as specified in the relevant terms supplement. For example, the relevant terms supplement may specify that the Day-Count Fraction for each Interest Period will be “Actual Days/365,” where “Actual Days” is the actual number of days in the relevant Interest Period.

Minimum Rate (if applicable):	Unless otherwise specified in the relevant terms supplement, 0.00%.
Maximum Rate (if applicable):	For each Interest Period, a rate specified in the relevant terms supplement, which may be a fixed rate or a floating rate, which may be multiplied by a Leverage Factor and/or plus or minus a spread. For example, the relevant terms supplement may specify that the Maximum Rate for each Interest Period will be equal to the lesser of (1) 9.00% and (2) the product of (a) 2.0 and (b) the sum of (i) the LIBOR Rate with a Designated Maturity of three months which is determined on the applicable Interest Reset Date and (ii) 0.25%. If the Maximum Rate is determined in whole or in part by reference to a floating rate (if applicable), for purposes of the determination of the Maximum Rate for an Interest Period, that floating rate will be reset on each Interest Reset Date.
Leverage Factor (if applicable):	As specified in the relevant terms supplement.
Interest Reset Date(s) (if applicable):	As specified in the relevant terms supplement. The relevant terms supplement may specify specific Interest Periods in which the Interest Reset Dates are applicable. For example, the notes may bear a fixed rate of interest for one year, and a floating rate of interest for years two through five, in which case the Interest Reset Dates will be applicable for such subsequent period.
Interest Period:	Unless otherwise specified in the relevant terms supplement, the period beginning on and including the issue date of the notes and ending on but excluding the first Interest Payment Date and each successive period beginning on and including an Interest Payment Date and ending on but excluding the next succeeding Interest Payment Date or, if the notes are subject to redemption or repayment by us pursuant to the Survivor’s Option and have been redeemed or repaid prior to such next succeeding Interest Payment Date, ending on but excluding the Redemption Date or Repayment Date, as appropriate.
Interest Payment Dates:	As specified in the relevant terms supplement.
USD CMS Rate:	Unless otherwise specified in the relevant terms supplement, with respect to the applicable Interest Reset Date, the USD CMS Rate refers to the rate for U.S. Dollar swaps with the Designated Maturities specified in the relevant terms supplement that appears on Reuters page “ISDAFIX1” (or any successor page) at approximately 11:00 a.m., New York City time, on such Interest Reset Date, as determined by the calculation agent. If, on such Interest Reset Date, the applicable USD CMS Rate cannot be determined by reference to Reuters page “ISDAFIX1” (or any successor page), then the calculation agent will determine the applicable USD CMS Rate in accordance with the procedures set forth below under “Description of Notes — Interest — The Underlying Rates — USD CMS Rate.”
EUR CMS Rate:	Unless otherwise specified in the relevant terms supplement, with respect to the applicable Interest Reset Date, the EUR CMS Rate refers to the annual swap rate for euro swap transactions with the Designated Maturities, specified in the relevant terms supplement that appears on Reuters page “ISDAFIX2”(or any successor page) under the heading “EURIBOR—BASIS EUR” and above the caption “11:00 AM Frankfurt” at approximately 11:00 a.m., Frankfurt time, on such Interest Reset Date, as determined by the calculation agent. If, on such Interest Reset Date, the applicable EUR CMS Rate cannot be determined by reference to Reuters page “ISDAFIX2” (or any successor page), then the calculation agent will determine the applicable EUR CMS Rate in accordance with the procedures set forth below under “Description of Notes — Interest — The Underlying Rates — EUR CMS Rate.”
LIBOR Rate:	Unless otherwise specified in the relevant terms supplement, with respect to the applicable Interest Reset Date (or for notes linked to the Average SIFMA/Average LIBOR Ratio, the applicable SIFMA/LIBOR Determination Date), the LIBOR Rate refers to the London Interbank Offer Rate for deposits in U.S. dollars with the Designated Maturity specified in the relevant terms supplement that appears on Reuters page “LIBOR01” (or any successor page) at approximately 11:00 a.m., London time, on such Interest Reset Date or SIFMA/LIBOR Determination Date, as determined by the calculation agent. If, on such Interest Reset Date or SIFMA/LIBOR Determination Date, the applicable LIBOR Rate cannot be determined by reference to Reuters page “LIBOR01” (or any successor page), then the calculation agent will determine the applicable LIBOR Rate in accordance with the procedures set forth below under “Description of Notes — Interest — The Underlying Rates — LIBOR Rate.”
Consumer Price Index, or CPI:	The non-seasonally adjusted U.S. City Average All Items Consumer Price Index for All Urban Consumers, as published on Bloomberg page “CPURNSA” (or any successor page) or any successor index as described below.
CPI Rate:	Unless otherwise specified in the relevant terms supplement, with respect to the applicable Interest Reset Date, the CPI Rate refers to the change in the CPI calculated as follows:
CPIt - CPIt-x CPIt-x

where:

“CPIt” is the level of the CPI for the calendar month prior to the calendar month of such Interest Reset Date, which we refer to as the “reference month”; and

“CPIt-x” is the level of the CPI for the “x”th calendar month prior to the reference month, where “x” will be a number specified in the relevant terms supplement. For example, if “x” is twelve, “CPIt-x” will be the level of the CPI for the twelfth calendar month prior to the reference month.

If, on such Interest Reset Date, the applicable CPI Rate cannot be determined by reference to the levels of the CPI for the relevant months as published on Bloomberg CPURNSA or any successor source, then the calculation agent will determine the applicable CPI Rate in accordance with the procedures set forth below under “Description of Notes — Interest — The Underlying Rates — CPI Rate.”
CMT Rate:	Unless otherwise specified in the relevant terms supplement, f with respect to the applicable Interest Reset Date, the CMT Rate refers to the yield for United States Treasury securities at “constant maturity” with the Designated Maturity specified in the relevant terms supplement as set forth in H.15(519) under the caption “Treasury constant maturities,” as such yield is displayed on the Reuters page “FRBCMT” (or any successor page) on such Interest Reset Date, as determined by the calculation agent. If, on such Interest Reset Date, the applicable CMT Rate cannot be determined by reference to Reuters page “FRBCMT” (or any successor page), then the calculation agent will determine the applicable CMT Rate in accordance with the procedures set forth below under “Description of Notes — Interest — The Underlying Rates — CMT Rate.”
Average SIFMA/Average LIBOR Ratio:	Unless otherwise specified in the relevant terms supplement, with respect to the applicable Interest Reset Date, the ratio of the Average SIFMA Level to Average LIBOR, expressed as a percentage, on such Interest Reset Date, as determined by the calculation agent.

Average SIFMA Level:	Unless otherwise specified in the relevant terms supplement, with respect to the applicable Interest Reset Date, the daily weighted average of the index levels of the SIFMA Municipal Swap Index for each calendar day in the SIFMA/LIBOR Averaging Period. For the purposes of calculating the Average SIFMA Level, the index level of the SIFMA Municipal Swap Index for each calendar day in the SIFMA/LIBOR Averaging Period will be based on the index level of the SIFMA Municipal Swap Index on the applicable SIFMA/LIBOR Determination Date, or, if such SIFMA/LIBOR Determination Date is not a U.S. Government Securities Business Day, based on the index level of the SIFMA Municipal Swap Index on the U.S. Government Business Day immediately preceding such SIFMA/LIBOR Determination Date. The index level of the SIFMA Municipal Swap Index is reset weekly on each SIFMA/LIBOR Determination Date; however, the average calculation is measured daily for each calendar day in the SIFMA/LIBOR Averaging Period. If, on such SIFMA/LIBOR Determination Date, the applicable Average SIFMA Level cannot be determined by reference to the SIFMA Municipal Swap Index (or any successor thereto), then the calculation agent will determine the applicable Average SIFMA Level in accordance with the procedures set forth below under “SIFMA Municipal Swap Index.”
U.S. Government Securities Business Day:	Any day, unless otherwise specified in the relevant terms supplement, other than a Saturday, Sunday or a day on which the Securities Industry and Financial Markets Association (“SIFMA”) recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in U.S. government securities.
Average LIBOR:	Unless otherwise specified in the relevant terms supplement, with respect to the applicable Interest Reset Date, the daily weighted average of the applicable LIBOR Rates for each calendar day in the SIFMA/LIBOR Averaging Period. For the purposes of calculating the Average LIBOR, the determination of the applicable LIBOR Rate for each calendar day in the SIFMA/LIBOR Averaging Period will be based on such LIBOR Rate on the applicable SIFMA/LIBOR Determination Date, or, if such SIFMA/LIBOR Determination Date is not a London Business Day, based on the LIBOR Rate on the London Business Day immediately preceding such SIFMA/LIBOR Determination Date. The applicable LIBOR Rate will be reset weekly on each SIFMA/LIBOR Determination Date; however, the average calculation is measured daily for each calendar day in the SIFMA/LIBOR Averaging Period.
London Business Day:	Any day, unless otherwise specified in the relevant terms supplement, other than a day on which banking institutions in London are authorized or required by law, regulation or executive order to close.
SIFMA Municipal Swap Index:	The Securities Industry and Financial Markets Association Municipal Swap Index, or the SIFMA Municipal Swap Index, was created by the SIFMA and produced by Municipal Market Data, or MMD, a Thomson Financial Services company. The SIFMA Municipal Swap Index is a seven-day high-grade market index composed of tax-exempt variable-rate demand obligations, or VRDOs, from MMD’s database of VRDO issues. The index level of the SIFMA Municipal Swap Index is calculated on a weekly basis, and released to subscribers on Thursday. See “SIFMA Municipal Swap Index” below.
SIFMA/LIBOR Determination Date:	Unless otherwise specified in the relevant terms supplement, for each calendar day in a SIFMA/LIBOR Averaging Period, the immediately preceding Thursday.
SIFMA/LIBOR Averaging Period:	As specified in the relevant terms supplement.
Designated Maturity:	The applicable maturity, as specified in the relevant terms supplement, to be used in determining the USD CMS Rate, EUR CMS Rate, LIBOR Rate or CMT Rate, as applicable. For example, the relevant terms supplement may specify that the applicable USD CMS Rates will be the 30-Year USD CMS Rate and the 10-Year USD CMS Rate, or that the applicable EUR CMS Rates will be the 30-Year EUR CMS Rate and the 10-Year EUR CMS Rate, or that the applicable LIBOR Rate will be three-month LIBOR, or that the applicable CMT Rate will be the 10-Year CMT Rate.

Investing in the Interest Rate Linked Notes involves a number of risks. See “Risk Factors” beginning on page PS-11.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the notes or passed upon the accuracy or the adequacy of this product supplement no. 165-A-II, the accompanying prospectus supplement and prospectus, or any related terms supplement. Any representation to the contrary is a criminal offense.

The notes are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

August 24, 2010

     We have not authorized anyone to provide any information other than that contained or incorporated by reference in the terms supplement relevant to your investment, this product supplement no. 165-A-II and the accompanying prospectus supplement and prospectus with respect to the notes offered by the relevant terms supplement and this product supplement no. 165-A-II and with respect to JPMorgan Chase & Co. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This product supplement no. 165-A-II, together with the relevant terms supplement and the accompanying prospectus and prospectus supplement, contains the terms of the notes and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, fact sheets, brochures or other educational materials of ours. The information in the relevant terms supplement, this product supplement no. 165-A-II and the accompanying prospectus supplement and prospectus may only be accurate as of the dates of each of these documents, respectively.

     The notes described in the relevant terms supplement and this product supplement no. 165-A-II are not appropriate for all investors, and involve important legal and tax consequences and investment risks, which should be discussed with your professional advisers. You should be aware that the regulations of the Financial Industry Regulatory Authority, or FINRA, and the laws of certain jurisdictions (including regulations and laws that require brokers to ensure that investments are suitable for their customers) may limit the availability of the notes. The relevant terms supplement, this product supplement no. 165-A-II and the accompanying prospectus supplement and prospectus do not constitute an offer to sell or a solicitation of an offer to buy the notes in any circumstances in which such offer or solicitation is unlawful.

     In this product supplement no. 165-A-II, the relevant terms supplement and the accompanying prospectus supplement and prospectus, “we,” “us” and “our” refer to JPMorgan Chase & Co., unless the context requires otherwise.

i

DESCRIPTION OF NOTES

     The following description of the terms of the notes supplements the description of the general terms of the debt securities set forth under the headings “Description of Notes” in the accompanying prospectus supplement and “Description of Debt Securities” in the accompanying prospectus. A separate terms supplement will describe the terms that apply specifically to the notes, including any changes to the terms specified below. Capitalized terms used but not defined in this product supplement no. 165-A-II have the meanings assigned in the accompanying prospectus supplement, prospectus and the relevant terms supplement. The term “note” refers to each $1,000 principal amount of our Interest Rate Linked Notes.

General

     The Interest Rate Linked Notes are senior unsecured obligations of JPMorgan Chase & Co. that pay interest at a fixed and/or floating rate linked to one or more of the U.S. Dollar Constant Maturity Swap (which we refer to as “USD CMS”) Rate, the Euro Constant Maturity Swap (which we refer to as “EUR CMS”) Rate, LIBOR, the U.S. Consumer Price Index, the Constant Maturity U.S. Treasury (which we refer to as “CMT”) Rate or the Securities Industry and Financial Markets Association Municipal Swap Index (which we refer to as the “SIFMA Municipal Swap Index”). For example, the interest rate on the notes may be fixed for an initial period and then become a floating rate. The interest rate on the notes may also be linked to a spread between the interest rates, multiplied by a leverage factor or increased or decreased by a spread. The notes are a series of securities referred to in the accompanying prospectus supplement, prospectus and the relevant terms supplement. The notes will be issued by JPMorgan Chase & Co. under an indenture dated May 25, 2001, as may be amended or supplemented from time to time, between us and Deutsche Bank Trust Company Americas (formerly Bankers Trust Company), as trustee.

     The notes are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or by any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

     The notes are our unsecured and unsubordinated obligations and will rank pari passu with all of our other unsecured and unsubordinated obligations.

     The notes will be issued in denominations of $1,000 and integral multiples thereof, unless otherwise specified in the relevant terms supplement. The principal amount and issue price of each note is $1,000, unless otherwise specified in the relevant terms supplement. The notes will be represented by one or more permanent global notes registered in the name of The Depository Trust Company, or DTC, or its nominee, as described under “Description of Notes — Forms of Notes” in the prospectus supplement and “Forms of Securities — Global Securities” in the prospectus.

     The specific terms of the notes will be described in the relevant terms supplement accompanying this product supplement no. 165-A-II. The terms described in that document supplement those described herein and in the accompanying prospectus and prospectus supplement. If the terms described in the relevant terms supplement are inconsistent with those described herein or in the accompanying prospectus or prospectus supplement, the terms described in the relevant terms supplement will control.

Payment at Maturity

     The maturity date for the notes will be set forth in the relevant terms supplement; provided that the maturity date will not be less than one year and one day (counting, for this purpose, either the issue date or the last possible date that the notes could be outstanding, but not both) after the issue date. If the scheduled maturity date is not a business day, then the maturity date will be the next succeeding business day following such scheduled maturity date, and the payment of principal and any accrued and unpaid interest will be made with the same force and effect on such next succeeding business day, provided that any interest payable on the maturity date, as postponed, will accrue to but excluding the maturity date, as postponed.

     Unless otherwise specified in the relevant terms supplement, if the notes have not been redeemed (if applicable), at maturity you will receive a cash payment for each $1,000 principal amount note of $1,000 plus any accrued and unpaid interest up to but excluding the maturity date.

Payment upon Redemption

     If so specified in the relevant terms supplement, at our option, we may redeem the notes, in whole or in part, on any of the specified Redemption Dates. Unless otherwise specified in the relevant terms supplement, if the notes are redeemed, you will receive on the applicable Redemption Date a cash payment equal to $1,000 for each $1,000 principal amount note redeemed. Any accrued and unpaid interest on notes redeemed will be paid to the person who is the holder of record of such notes at the close of business on the 15th calendar day prior to the applicable Redemption Date.

     The Redemption Date(s), if applicable, will be specified in the relevant terms supplement, and any such date is subject to adjustment as described below. If a Redemption Date is not a business day, the payment due on such Redemption Date will be made with the same force and effect on the next succeeding business day, provided that any interest payable on such Redemption Date, as postponed, will accrue to but excluding such Redemption Date, as postponed.

     Unless otherwise specified in the relevant terms supplement, to redeem the notes, we will mail a notice of redemption to DTC, as holder of the global notes, by first-class mail, postage prepaid, at least 5 business days and not more than 15 business days prior to the applicable Redemption Date. In case the notes are to be redeemed in part, the notice of redemption will state the portion of the principal amount of the notes to be redeemed. If less than all of the notes are to be redeemed, the trustee will select, in such manner as it deems appropriate and fair, the notes to be redeemed. Notes may be redeemed in part only in multiples equal to the authorized denomination for the notes, which, unless otherwise specified in the relevant terms supplement, will be $1,000.

     If notice of redemption has been given as provided above, the notes that are subject to redemption will become due and payable on the Redemption Date at the applicable redemption price plus accrued and unpaid interest, and interest on such notes will cease to accrue from and after the Redemption Date, and holders of such notes will have no rights in respect of such notes except the right to receive the redemption price and accrued and unpaid interest on the Redemption Date.

Interest

     General Terms Relating to Interest

     The notes will bear interest at a fixed and/or floating rate from the issue date of the notes to but excluding the maturity date. For example, the interest rate on the notes may be fixed for an initial period and then become a floating rate. The interest rate on the notes may also be linked to a spread between the interest rates, multiplied by a leverage factor or increased or decreased by a spread. The amount of interest payable on the notes with respect to each Interest Period during which a floating rate applies will be linked to the USD CMS Rate, the EUR CMS Rate, LIBOR, the CPI Rate, the CMT or the Average SIFMA/Average LIBOR Ratio, as described below.

     Unless otherwise specified in the relevant terms supplement, with respect to each Interest Period, for each $1,000 principal amount note, the interest payment will be calculated as follows:

$1,000 × Interest Rate × Day-Count Fraction

     The “Day-Count Fraction” for each Interest Period will be as specified in the relevant terms supplement. For example, the relevant terms supplement may specify that the Day-Count Fraction for each Interest Period will be “Actual Days/365,” where “Actual Days” is the actual number of days in the relevant Interest Period.

     Unless otherwise specified in the relevant terms supplement, with respect to each Interest Period, the notes will bear interest at a rate per annum, which we refer to as the “Interest Rate,” which may be a fixed and/or floating rate as specified in the relevant terms supplement and, if so specified in the relevant terms supplement, multiplied by a

Leverage Factor and/or plus or minus a spread. If the Interest Rate for any Interest Period is specified as a fixed rate in the relevant terms supplement, such Interest Rate may increase or decrease on one or more specified Interest Payment Dates at the beginning of the applicable Interest Period(s). If the Interest Rate for any Interest Period is determined by reference to a floating rate, for purposes of the determination of the Interest Rate for an Interest Period, that floating rate will be reset on each Interest Reset Date, as specified in the relevant terms supplement. For example, the relevant terms supplement may specify that the Interest Rate on the notes will be (1) 5.00% from and including the issue date to but excluding the first Interest Payment Date, (2) 5.25% from and including the first Interest Payment Date to but excluding the second Interest Payment Date and (3) 6.00% from and including the second Interest Payment Date to but excluding the Interest Payment Date for the final Interest Period. Alternatively, for example, the relevant terms supplement may specify that the Interest Rate for each Interest Period will be equal to the sum of (1) the LIBOR Rate with a Designated Maturity of three months which is determined on the applicable Interest Reset Date plus (2) a spread of 4.00%. For the avoidance of doubt, the Interest Rate may be one or more rates per annum that can be fixed or floating (multiplied by a Leverage Factor and/or plus or minus a spread, if applicable), and each such rate per annum may be specified with respect to an Interest Period. In addition, an Interest Rate may change from one Interest Period to another from one fixed or floating rate to another fixed or floating rate (in each case, multiplied by a Leverage Factor and/or plus or minus a spread, if applicable).

     For each Interest Period, if applicable, unless otherwise specified in the relevant terms supplement), the “Maximum Rate” will be a rate specified in the relevant terms supplement, which may be a fixed rate or a floating rate, which may be multiplied by a Leverage Factor and/or plus or minus a spread. For example, the relevant terms supplement may specify that the Maximum Rate for each Interest Period will be equal to the lesser of (1) 9.00% and (2) the product of (a) 2.0 and (b) the sum of (i) the LIBOR Rate with a Designated Maturity of three months which is determined on the applicable Interest Reset Date and (ii) 0.25%. If the Maximum Rate is determined in whole or in part by reference to a floating rate (if applicable), for purposes of the determination of the Maximum Rate for an Interest Period, that floating rate will be reset on each Interest Reset Date.

     The “Minimum Rate” will be 0.00% per annum, unless otherwise specified in the relevant terms supplement.

     The “Leverage Factor,” if applicable, will be as specified in the relevant terms supplement.

     The “Interest Reset Date(s),” if applicable, will be as specified in the relevant terms supplement. The relevant terms supplement may specify specific Interest Periods in which the Interest Reset Dates are applicable. For example, the notes may bear a fixed rate of interest for one year, and a floating rate of interest for years two through five, in which case the Interest Reset Dates will be applicable for such subsequent period.

     If the notes are not subject to redemption by us or repayment pursuant to the Survivor’s Option (as described below), or are subject to redemption by us or repayment pursuant to the Survivor’s Option, but have not been redeemed or repaid, interest will accrue from the issue date of the notes to but excluding the maturity date. Interest will be paid in arrears on each Interest Payment Date and on the maturity date, to the holders of record at the close of business on the date 15 calendar days prior to that Interest Payment Date, whether or not such 15th calendar day is a business day, unless otherwise specified in the relevant terms supplement. If the maturity date is adjusted due to a non-business day, the payment of interest due on the maturity date will be made on the maturity date, as adjusted, with the same force and effect as if the maturity date had not been adjusted, provided that any interest payable on the maturity date, as postponed, will accrue to but excluding the maturity date, as postponed.

     If the notes are subject to redemption or repayment by us pursuant to the Survivor’s Option and have been redeemed or repaid, interest will accrue from the issue date of the notes to but excluding the applicable Redemption Date or the Interest Payment Date on which repayment is made pursuant to the Survivor’s Option, as applicable, which we refer to as the “Repayment Date.” Interest will be paid in arrears on each Interest Payment Date occurring before the Redemption Date or Repayment Date, as applicable, and on such Redemption Date or Repayment Date, as applicable, to the holders of record at the close of business on the date 15 calendar days prior to that Interest Payment Date, the Redemption Date or the Repayment Date, as applicable, whether or not such 15th calendar day is a business day, unless otherwise specified in the relevant terms supplement. If the applicable Redemption Date or Repayment Date is adjusted due to a non-business day, the payment of interest due on such Redemption Date or Repayment Date will be made on the Redemption Date or Repayment Date, as adjusted, with the same force and effect as if such Redemption Date or Repayment Date had not been adjusted, provided that any interest payable on such Redemption Date or Repayment Date, as postponed, will accrue to but excluding such Redemption Date or Repayment Date, as postponed.

     Unless otherwise specified in the relevant terms supplement, an “Interest Period” is the period beginning on and including the issue date of the notes and ending on but excluding the first Interest Payment Date, and each successive period beginning on and including an Interest Payment Date and ending on but excluding the next succeeding Interest Payment Date or, if the notes are subject to redemption by us and have been redeemed prior to such next succeeding Interest Payment Date, ending on but excluding the applicable Redemption Date.

     An “Interest Payment Date” will be as specified in the relevant terms supplement. If any day on which a payment of interest is due is not a business day, the payment will be made with the same force and effect on the next succeeding business day, provided that any interest payable on such Interest Payment Date, as postponed, will accrue to but excluding such Interest Payment Date, as postponed, and the next Interest Period, if applicable, will commence on such Interest Payment Date, as postponed.

     A “business day” is, unless otherwise specified in the relevant terms supplement, any day other than a day on which banking institutions in The City of New York are authorized or required by law, regulation or executive order to close or a day on which transactions in U.S. dollars are not conducted.

     The Underlying Rates

     USD CMS Rate

     Unless otherwise specified in the relevant terms supplement, with respect to the applicable Interest Reset Date, the USD CMS Rate refers to the rate for U.S. Dollar swaps with the Designated Maturities specified in the relevant terms supplement that appears on Reuters page “ISDAFIX1” (or any successor page) at approximately 11:00 a.m., New York City time, on such Interest Reset Date, as determined by the calculation agent. If, on such Interest Reset Date, the applicable USD CMS Rate cannot be determined by reference to the applicable Reuters page (or any successor page), then the calculation agent will request from five leading swap dealers in the New York City interbank market, selected by the calculation agent, mid-market semi-annual swap rate quotations in a Representative Amount and with terms equal to the Designated Maturities, at approximately 11:00 a.m., New York City time, on such Interest Reset Date. The “semi-annual swap rate” means the mean of the bid and offered rates for the semi-annual fixed leg, calculated on a 30/360 day count basis, of a fixed-for-floating U.S. Dollar interest rate swap transaction with a term equal to the applicable Designated Maturity commencing on the relevant Interest Reset Date and in the Representative Amount with an acknowledged dealer of good credit in the swap market, where the floating leg, calculated on an Actual/360 day count basis, is equivalent to the LIBOR Rate with a Designated Maturity of 3 months. If five quotations are provided as requested, the calculation agent will calculate the applicable USD CMS Rate by eliminating the highest and lowest rates and taking the arithmetic mean of the remaining rates. If at least three, but fewer than five, quotations are provided, the USD CMS Rate will be the arithmetic mean of the quotations. If fewer than three quotations are provided, the USD CMS Rate will be determined by the calculation agent, acting in a commercially reasonable manner.

     EUR CMS Rate

     Unless otherwise specified in the relevant terms supplement, with respect to the applicable Interest Reset Date, the EUR CMS Rate refers to the annual swap rate for Euro swap transactions with the Designated Maturities specified in the relevant terms supplement, that appears on Reuters page “ISDAFIX2” (or any successor page) under the heading “EURIBOR BASIS—EUR” and above the caption “11:00 AM Frankfurt” at approximately 11:00 a.m., Frankfurt time, on such Interest Reset Date, as determined by the calculation agent. If, on such Interest Reset Date, the applicable EUR CMS Rate cannot be determined by reference to the applicable Reuters page (or any successor page), then the calculation agent will request from five leading swap dealers in the Frankfurt interbank market, selected by the calculation agent, mid-market annual swap rate quotations in a Representative Amount and with terms equal to the Designated Maturities, at approximately 11:00 a.m., Frankfurt time, on such Interest Reset Date. The “annual swap rate” means the mean of the bid and offered rates for the annual fixed leg, calculated on a 30/360 day count basis, of a fixed-for-floating Euro interest rate swap transaction with a term equal to the applicable Designated Maturity commencing on the relevant Interest Reset Date and in the Representative Amount with an acknowledged dealer of good credit in the swap market, where the floating leg, calculated on an Actual/360 day count basis, is equivalent to the Euro Interbank Offered Rate, or the EURIBOR, with a Designated Maturity of six months. If five quotations are provided as requested, the calculation agent will calculate the applicable EUR CMS Rate by eliminating the highest and lowest rates and taking the arithmetic mean of the remaining rates. If at least three, but fewer than five, quotations are provided, the EUR CMS Rate will be the arithmetic mean of the quotations. If fewer than three quotations are provided, the EUR CMS Rate will be determined by the calculation agent, acting in a commercially reasonable manner.

     LIBOR Rate

     Unless otherwise specified in the relevant terms supplement, with respect to the applicable Interest Reset Date (or for notes linked to the Average SIFMA/Average LIBOR Ratio, the applicable SIFMA/LIBOR Determination Date), the “LIBOR Rate” refers to the London Interbank Offer Rate for deposits in U.S. dollars with the Designated Maturity specified in the relevant terms supplement that appears on Reuters page “LIBOR01” (or any successor page) at approximately 11:00 a.m., London time, on such Interest Reset Date or SIFMA/LIBOR Determination Date, as applicable. If, on such Interest Reset Date or SIFMA/LIBOR Determination Date, the applicable LIBOR Rate cannot be determined by reference to the applicable Reuters page (or any successor page), then the calculation agent will request the principal London office of four major banks in the London interbank market, selected by the calculation agent, for deposits in U.S. dollars in a Representative Amount and for a term equal to the Designated Maturity, at approximately 11:00 a.m., London time, on such Interest Reset Date or SIFMA/LIBOR Determination Date. If at least two such quotations are provided, the applicable LIBOR Rate for such Interest Reset Date or SIFMA/LIBOR Determination Date will be the arithmetic average of such quotations. If fewer than two such quotations are provided, the calculation agent, provided that the applicable Interest Reset Date or SIFMA/LIBOR Determination Date is also a business day, will request each of three major banks in The City of New York to provide such bank’s rate to leading European banks for loans in U.S. dollars in a Representative Amount and for a term equal to the Designated Maturity, at approximately 11:00 a.m., New York City time, on such business day. If at least two such rates are provided, then the applicable LIBOR Rate for such business day will be the arithmetic average of such rates. If fewer than two such rates are provided, or if the applicable Interest Reset Date is not also a business day, then the applicable LIBOR Rate for such Interest Reset Date or SIFMA/LIBOR Determination Date will be the applicable LIBOR Rate for the immediately preceding London Business Day.

     CPI Rate

     Unless otherwise specified in the relevant terms supplement, with respect to the applicable Interest Reset Date, the “CPI Rate” refers to the change in the CPI calculated as follows:

CPI Rate =	CPIt – CPIt-x CPIt-x

     where:

CPIt =	the level of the CPI for the calendar month prior to the calendar month of such Interest Reset Date, which we refer to as the “reference month”; and

CPIt-x =	the level of the CPI for the “x”th calendar month prior to the reference month, where “x” will be a number specified in the relevant terms supplement. For example, if “x” is twelve, “CPIt-x “ will be the level of the CPI for the twelfth calendar month prior to the reference month.

     “CPI” is the non-seasonally adjusted U.S. City Average All Items Consumer Price Index for All Urban Consumers, as published on Bloomberg page “CPURNSA” (or any successor page) or any successor index.

     If by 3:00 p.m. New York City time on any Interest Reset Date, the CPI is not published on Bloomberg CPURNSA for any relevant month, but has otherwise been reported by the Bureau of Labor Statistics of the U.S. Department of Labor (the “BLS”), then the calculation agent will determine the CPI as reported by the BLS for such month using such other source as on its face, after consultation with us, appears to accurately set forth the CPI as reported by the BLS.

     In calculating CPIt and CPIt-x, the calculation agent will use the most recently available value of the CPI determined as described above and in the relevant terms supplement on the applicable Interest Reset Date, even if such value has been adjusted from a previously reported value for the relevant month. However, if a value of CPIt or CPIt-x used by the calculation agent on any Interest Reset Date to determine the Interest Rate for the applicable Interest Period is subsequently revised by the BLS, the interest rate determined on such Interest Reset Date will not be revised.

     If the CPI is rebased to a different year or period and the 1982-1984 CPI is no longer used, the base reference period for the notes will continue to be the 1982-1984 reference period as long as the 1982-1984 CPI continues to be published.

     If, while the notes are outstanding, the CPI is discontinued or is substantially altered, as determined in the sole discretion of the calculation agent, the calculation agent will select a successor index, which will be that chosen by the Secretary of the Treasury for the Department of the Treasury’s Inflation-Linked Treasuries as described at 62 Federal Register 846-874 (January 6, 1997) or, if no such securities are outstanding, the successor index will be determined by the calculation agent acting in a commercially reasonable manner.

     CMT Rate

     Unless otherwise specified in the relevant terms supplement, with respect to the applicable Interest Reset Date, the CMT Rate refers to the yield for United States Treasury securities at “constant maturity” with the Designated Maturity specified in the relevant terms supplement as set forth in H.15(519) under the caption “Treasury constant maturities,” as such yield is displayed on the Reuters page “FRBCMT” (or any successor page) on such Interest Reset Date, as determined by the calculation agent.

     “H.15(519)” means the weekly statistical release designated as such, or any successor publication, published by the Board of Governors of the Federal Reserve System, available through the Web site of the Board of Governors of the Federal Reserve System at http://www.federalreserve.gov/releases/H15/ or any successor site or publication. We make no representation or warranty as to the accuracy or completeness of the information displayed on such Web site, and such information is not incorporated by reference herein and should not be considered a part of this product supplement no. 165-A-II.

     If, on any Interest Reset Date, the applicable CMT Rate cannot be determined by reference to the applicable Reuters page (or any successor page), then the following procedures will be used:

  If the CMT Rate is not displayed on the applicable Reuters page by 3:30 p.m., New York City time on such Interest Reset Date, then the CMT Rate for such Interest Reset Date will be a percentage equal to the yield for United States Treasury securities at constant maturity for a period of the Designated Maturity as set forth in H.15(519) under the caption “Treasury constant maturities” (expressed as a number and not a percentage).

  If the applicable CMT Rate does not appear in H.15(519), the CMT Rate for such Interest Reset Date will be the rate for a period of the Designated Maturity as may then be published by either the Federal Reserve System Board of Governors or the United States Department of the Treasury that the calculation agent determines to be comparable to the rate which would otherwise have been published in H.15-519 (expressed as a number and not a percentage).

  If, on any Interest Reset Date, neither the Board of Governors of the Federal Reserve System nor the United States Department of the Treasury publishes a yield on United States Treasury securities at a constant maturity for the maturity of the relevant CMT Rate, the CMT Rate on the relevant Interest Reset Date will be calculated by the calculation agent based on the arithmetic mean of the secondary market bid prices at approximately 3:30 p.m., New York City time, on the relevant Interest Reset Date, received from three leading primary United States government securities dealers in The City of New York (expressed as a number and not a percentage). The calculation agent will select five such securities dealers, and will eliminate the highest quotation (or, in the event of equality, one of the highest) and the lowest quotation (or, in the event of equality, one of the lowest), for United States Treasury securities with an original maturity equal to the maturity of the relevant CMT Rate, a remaining term to maturity of no more than one year shorter than the maturity of the relevant CMT Rate and in a principal amount equal to the Representative Amount. If two bid prices with an original maturity as described above have remaining terms to maturity equally close to the maturity of the relevant CMT Rate, the quotes for the United States Treasury security with the shorter remaining term to maturity will be used.

  If fewer than five but more than two such prices are provided as requested, the CMT Rate for the relevant Interest Reset Date will be based on the arithmetic mean of the bid prices obtained and neither the highest nor the lowest of such quotations will be eliminated.

  If the calculation agent cannot obtain three United States Treasury securities quotations of the kind requested in the prior two bullet points, the calculation agent will determine the CMT Rate for the relevant Interest Reset Date to be an amount equal to the yield to maturity based on the arithmetic mean of the secondary market bid prices for United States Treasury securities, at approximately 3:30 p.m., New York City time, on the relevant Interest Reset Date of three leading primary United States government securities dealers in The City of New York (expressed as a number and not a percentage). In selecting these bid prices, the calculation agent will request quotations from at least five such securities dealers and will disregard the highest quotation (or if there is equality, one of the highest) and the lowest quotation (or if there is equality, one of the lowest) for United States Treasury securities with an original maturity greater than the maturity of the relevant CMT Rate, a remaining term to maturity closest to the maturity of the relevant CMT Rate and in a Representative Amount. If two United States Treasury securities with an original maturity longer than the maturity of the relevant CMT Rate have remaining terms to maturity that are equally close to the maturity of the relevant CMT Rate, the calculation agent will obtain quotations for the United States Treasury security with the shorter remaining term to maturity.

  If fewer than five but more than two of the leading primary United States government securities dealers provide quotes as described in the prior paragraph, then the CMT Rate for the relevant Interest Reset Date will be based on the arithmetic mean of the bid prices obtained, and neither the highest nor the lowest of those quotations will be eliminated.

  If fewer than three leading primary United States government securities reference dealers selected by the calculation agent provide quotes as described above, the CMT Rate for the relevant Interest Reset Date will be determined by the calculation agent acting in a commercially reasonable manner.

     The Average SIFMA/Average LIBOR Ratio

     Unless otherwise specified in the relevant terms supplement, with respect to the applicable Interest Reset Date, the Average SIFMA/LIBOR Ratio is the ratio of the Average SIFMA Level to Average LIBOR, expressed as a percentage, on such Interest Reset Date, as determined by the calculation agent.

     Unless otherwise specified in the relevant terms supplement, with respect to the applicable Interest Reset Date, the “Average SIFMA Level” will be equal to the daily weighted average of the SIFMA Index Levels for each calendar day in the SIFMA/LIBOR Averaging Period. For the purposes of calculating the Average SIFMA Level, the SIFMA Index Level for each calendar day in the SIFMA/LIBOR Averaging Period will be based on the SIFMA Index Level on the applicable SIFMA/LIBOR Determination Date, or, if such SIFMA/LIBOR Determination Date is not a U.S. Government Securities Business Day, based on the SIFMA Index Level on the U.S. Government Business Day immediately preceding such SIFMA/LIBOR Determination Date. The index level of the SIFMA Municipal Swap Index is reset weekly on each SIFMA/LIBOR Determination Date; however, the average calculation is measured daily for each calendar day in the SIFMA/LIBOR Averaging Period.

     Unless otherwise specified in the relevant terms supplement, with respect to the applicable Interest Reset Date, the “Average LIBOR” will be equal to the daily weighted average of the applicable LIBOR Rates for each calendar day in the SIFMA/LIBOR Averaging Period. For the purposes of calculating the Average LIBOR, the determination of the applicable LIBOR Rate for each calendar day in the SIFMA/LIBOR Averaging Period will be based on such

LIBOR Rate on the applicable SIFMA/LIBOR Determination Date, or, if such SIFMA/LIBOR Determination Date is not a London Business Day, based on the LIBOR Rate on the London Business Day immediately preceding such SIFMA/LIBOR Determination Date. The applicable LIBOR Rate will be reset weekly on each SIFMA/LIBOR Determination Date; however, the average calculation is measured daily for each calendar day in the SIFMA/LIBOR Averaging Period.

     A “London Business Day” is, unless otherwise specified in the relevant terms supplement, any day other than a day on which banking institutions in London are authorized or required by law, regulation or executive order to close.

     The “SIFMA Index Level” on any SIFMA/LIBOR Determination Date will equal the official published level of the SIFMA Municipal Swap Index or any successor index on such date. Under some circumstances, the SIFMA Index Level may be determined based on the alternative calculation described under “SIFMA Municipal Swap Index — Discontinuation of the SIFMA Municipal Swap Index; Alteration of Method of Calculation.”

     The “SIFMA/LIBOR Averaging Period,” if applicable, will be as specified in the relevant terms supplement.

     Unless otherwise specified in the relevant terms supplement, for each calendar day in a SIFMA/LIBOR Averaging Period, the “SIFMA/LIBOR Determination Date,” is the immediately preceding Thursday.

     A “U.S. Government Securities Business Day” is, unless otherwise specified in the relevant terms supplement, any day other than a Saturday, Sunday or a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading U.S. government securities.

     General Terms

     The “Representative Amount” means an amount equal to the outstanding principal amount of the notes, as set forth in the relevant terms supplement, as of the relevant date of determination.

     The relevant terms supplement will specify the applicable maturity to be used to determine the applicable USD CMS Rate, EUR CMS Rate, LIBOR Rate or CMT Rate, which, in each instance, we refer to as the “Designated Maturity.” For example, the relevant terms supplement may specify that the applicable USD CMS Rates will be 30-Year USD CMS Rate and the 10-Year USD CMS Rate, or that the applicable EUR CMS Rates will be 10-Year EUR CMS Rate and the 2-Year EUR CMS Rate, or that the applicable LIBOR Rate will be the three-month LIBOR Rate, or that the applicable CMT Rate will be the 10-Year CMT Rate.

Survivor’s Option

     The relevant terms supplement will specify whether a holder of notes will have the right to require us to repay such notes prior to the maturity date, if requested by the authorized representative of the beneficial owner of such notes following the death of the beneficial owner of such notes. We refer to this right as the “Survivor’s Option.” Exercise of the Survivor’s Option, where applicable, is contingent on the deceased beneficial owner having held the notes for at least six months prior to the date of exercise of the Survivor’s Option. Upon valid exercise of the Survivor’s Option and the proper tender of notes for repayment, and subject to the conditions set forth herein, we will repay such notes, in whole or in part, at a price equal to 100% of the principal amount of the deceased beneficial owner’s beneficial interest in such notes so tendered plus accrued and unpaid interest to but excluding the Repayment Date. For purposes of this section, a beneficial owner of a note is a person who has the right, immediately prior to such person’s death, to receive the proceeds from the disposition of that note, as well as the right to receive payment of the principal of the note at maturity.

     To be valid, within one year of the date of death of the deceased beneficial owner, the Survivor’s Option must be exercised by, or on behalf of, the person who has authority to act on behalf of the deceased beneficial owner of the applicable notes (including, without limitation, the personal representative or executor of the estate of the deceased beneficial owner, or the surviving joint owner with the deceased beneficial owner) under the laws of the applicable jurisdiction.

     The death of a person holding a beneficial ownership interest in a note: (a) with any person in a joint tenancy with right of survivorship; or (b) with his or her spouse in tenancy by the entirety, tenancy in common, as community property or in any other joint ownership arrangement, will be deemed the death of a beneficial owner of that note, and the entire principal amount of the note held in this manner will be subject to repayment by us upon request as described in this section. However, the death of a person holding a beneficial ownership interest in a note as tenant in common with a person other than his or her spouse will be deemed the death of a beneficial owner only with respect to such deceased person’s interests in the note, and only the deceased beneficial owner’s percentage interest in the principal amount of the note will be subject to repayment upon a valid exercise of the Survivor’s Option.

     If the ownership interest in a note is held by a nominee for a beneficial owner or by a custodian under a Uniform Gifts to Minors Act or Uniform Transfer to Minors Act, or by a trustee of a trust that is wholly revocable by its beneficial owner, or by a guardian or committee for a beneficial owner, the death of such beneficial owner will be deemed the death of a beneficial owner for purposes of the Survivor’s Option, if the beneficial ownership interest can be established to the satisfaction of the paying agent, which is currently The Bank of New York Mellon. In any of these cases, the death or dissolution of the nominee, custodian, trustee, guardian or committee will not be deemed the death of the beneficial owner of the note for purposes of the Survivor’s Option. For purposes of clarification, trustees of trusts originally established as irrevocable trusts are not eligible to exercise the Survivor’s Option nor may the Survivor’s Option be exercised where notes have been transferred from the estate of the deceased owner by operation of a transfer on death.

     We may, in our sole discretion, limit the aggregate principal amount of notes issued by us, without regard to series, as to which exercises of the Survivor’s Option will be accepted by us from authorized representatives of all deceased beneficial owners to 10% of the aggregate principal amount of notes of any outstanding issuance of notes, without regard to series, as to which the Survivor’s Option’s is applicable, or such greater amount as we in our sole discretion may determine from time to time. We may also, in our sole discretion, limit the aggregate principal amount of notes issued by us, without regard to series, as to which exercises of the Survivor’s Option will be accepted by us from authorized representative of any deceased beneficial owner in any calendar year to such amount as we in our sole discretion may determine from time to time for any calendar year. In addition, we will not permit any exercise of the Survivor’s Option for a principal amount less than $1,000, and we will not permit the exercise of the Survivor’s Option if such exercise would result in a beneficial ownership interest in a note with a principal amount of less than $1,000 outstanding.

     A valid election to exercise the Survivor’s Option may not be withdrawn. Tenders of notes pursuant to an exercise of the Survivor’s Option will be processed in the order received by the paying agent, except for any note the acceptance of which would contravene any of the limitations described in the immediately preceding paragraph. Notes accepted for repayment pursuant to exercise of the Survivor’s Option will be repaid on the first Interest Payment Date that occurs 20 or more calendar days after the acceptance date. For example, if the acceptance date of a note is August 1, 2010, and interest on that note is paid semi-annually every February 15 and August 15, we would redeem that note on February 15, 2011, because the August 15, 2010 Interest Payment Date falls less than 20 calendar days from the acceptance date. Tendered notes that are not accepted due to the limitations described in the preceding paragraph will be deemed tendered in the next following calendar year in the order in which all such notes were originally tendered. If a note tendered through a valid exercise of the Survivor’s Option is not accepted, the paying agent will deliver a notice to the authorized representative of the beneficial owner stating the reason that note has not been accepted for repayment.

     Because the notes will be issued in book-entry form (except in very limited circumstances), DTC or its nominee will be treated as the holder of the notes, will be the only entity that receives notices from the trustee and, on behalf of the deceased beneficial owner’s authorized representative, will be the only entity that can exercise the Survivor’s Option for the notes. Accordingly, to properly tender a note for repayment pursuant to exercise of the Survivor’s Option, the deceased beneficial owner’s authorized representative must provide the following documentation and evidence to the broker or other DTC participant through which the beneficial interest in the note is held by the deceased beneficial owner:

  appropriate evidence satisfactory to the paying agent that:

    the deceased was the beneficial owner of the note at the time of death and his or her interest in the note was acquired by the deceased beneficial owner at least six months prior to the tender of the note for repayment pursuant to the Survivor’s Option, the death of the beneficial owner has occurred and the date of death, and the representative has authority to act on behalf of the deceased beneficial owner;

  if the beneficial interest in the note is held by a nominee or trustee of, custodian for, or other person in a similar capacity to, the deceased beneficial owner, evidence satisfactory to the paying agent from the nominee, trustee, custodian or similar person attesting to the deceased’s beneficial ownership of the tendered note;

  a written request for repayment pursuant to the Survivor’s Option signed by the authorized representative of the deceased beneficial owner with the signature guaranteed by a firm that is a participant in the Securities Transfer Agents Medallion Program, the New York Stock Exchange Medallion Signature Program or the Stock Exchanges Medallion Program (generally a member of a registered national securities exchange, a member of FINRA, or a commercial bank or trust company having an office in the United States);

  tax waivers and any other instruments or documents that the paying agent reasonably requires in order to establish the validity of the beneficial ownership of the note and the claimant’s entitlement to payment; and

  any additional information the paying agent may require to evidence satisfaction of any conditions to the exercise of the Survivor’s Option or to document beneficial ownership or authority to make the election and to cause the repayment of the note.

     We expect that the broker or other DTC participant will deliver in turn these documents and evidence, through the appropriate DTC participant, if applicable, and the facilities of DTC, to the paying agent and will certify to the paying agent that the broker or other DTC participant represents the deceased beneficial owner. The broker or other DTC participant will be responsible for disbursing payments received from the paying agent, through the facilities of DTC, to the authorized representative.

     As described above, we retain the right, in our sole discretion, to limit the aggregate principal amount of notes issued by us, without regard to series, as to which exercises of the Survivor’s Option will be accepted from all authorized representatives of deceased beneficial owners and from the authorized representative of any individual deceased beneficial owner in any calendar year. All other questions regarding the eligibility or validity of any exercise of the Survivor’s Option generally will be determined by the paying agent, in its sole discretion, which determination will be final and binding on all parties.

     Forms for the exercise of the Survivor’s Option may be obtained from The Bank of New York Mellon, Global Corporate Trust, Attention: Scott I. Klein, telephone: (212) 815-5708.

     If applicable, we will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws or regulations in connection with any repayment pursuant to the Survivor’s Option.

Other Terms

     We will irrevocably deposit with DTC no later than the opening of business on the applicable date or dates funds sufficient to make payments of the amount payable, if any, with respect to the notes on such date. We will give DTC irrevocable instructions and authority to pay such amount to the holders of the notes entitled thereto.

     Subject to the foregoing and to applicable law (including, without limitation, U.S. federal laws), we or our affiliates may, at any time and from time to time, purchase outstanding notes by tender, in the open market or by private agreement.

RISK FACTORS

     Your investment in the notes will involve certain risks. You should consider carefully the following discussion of risks before you decide that an investment in the notes is suitable for you.

For notes with a floating rate, floating rate notes present different investment considerations than fixed rate notes or similar floating rate securities.

     For notes with only floating rates, the rate of interest paid by us on the notes for each Interest Period is not fixed, but will vary depending on the applicable USD CMS Rate, EUR CMS Rate, LIBOR Rate, CPI Rate, CMT Rate or the Average SIFMA/Average LIBOR Ratio plus/or minus the spread, if applicable and/or the Leverage Factor, if applicable. Additionally, the notes may step up or switch from floating to fixed rate or from a fixed to a floating rate during the term of the notes. Consequently, the return on the notes may be less than returns otherwise payable on debt securities issued by us with similar maturities. The variable interest rate on the notes, while determined, in part, by reference to one or more of the applicable USD CMS Rate, EUR CMS Rate, LIBOR Rate, CPI Rate, CMT Rate or the Average SIFMA/Average LIBOR Ratio, may not actually pay at such rates. You should consider, among other things, the overall annual percentage rate of interest to maturity as compared to other equivalent investment alternatives. We have no control over any fluctuations in the applicable USD CMS Rates, EUR CMS Rate, LIBOR Rate, CPI Rate, CMT Rate or the Average SIFMA/Average LIBOR Ratio.

The notes are subject to the credit risk of JPMorgan Chase & Co.

     The notes are subject to the credit risk of JPMorgan Chase & Co. and our credit ratings and credit spreads may adversely affect the market value of the notes. Investors are dependent on JPMorgan Chase & Co.’s ability to pay all amounts due on the notes at maturity or on any other relevant payment dates, and therefore investors are subject to our credit risk and to changes in the market’s view of our creditworthiness. Any decline in our credit ratings or increase in the credit spreads charged by the market for taking our credit risk is likely to adversely affect the value of the notes.

The interest rate on the notes for any Interest Period will be limited by a Maximum Rate, if applicable.

     If the relevant terms supplement specifies a Maximum Rate, the Interest Rate for any Interest Period will be limited by the Maximum Rate. The Maximum Rate will limit the amount of interest you may receive for each such Interest Period, even if the fixed or floating rate component, as adjusted by any Leverage Factor, if applicable, and/or a spread, if applicable, would have otherwise resulted in an Interest Rate greater than the Maximum Rate. As a result, if the Interest Rate for any Interest Period without taking into consideration the Maximum Rate would have been greater than the Maximum Rate, the notes will provide you less interest income than an investment in a similar instrument that is not subject to a maximum interest rate.

If the notes are subject to redemption and are redeemed by us, the aggregate amount of interest paid to you will be less than the aggregate amount of interest payable over the term of the notes if held to maturity.

     If the relevant terms supplement specifies that the notes are subject to redemption by us, and if we redeem all or part of your notes, for the notes that are redeemed, you will receive the principal amount of such notes and, assuming you are the record holder of the notes at the close of business on the 15th calendar date prior to the Redemption Date, accrued and unpaid interest to but excluding the Redemption Date. The aggregate amount of interest payable to you will be less than the aggregate amount of interest payable over the term of the notes if held to maturity. We may choose to redeem the notes early or choose not to redeem the notes early on any Redemption Date, in our sole discretion. We may choose to redeem the notes early, for example, if the prevailing interest rate has declined, resulting in an amount of interest payable on the notes greater than that for instruments of a comparable maturity. If we redeem the notes early, your return may be less than the yield that the notes would have earned if they had been held to maturity and you may not be able to reinvest your funds at the same rate as provided by the notes.

For floating rate notes, the manner in which floating rates are calculated may change in the future.

     There can be no assurance that the method by which the USD CMS Rate, EUR CMS Rate, LIBOR Rate, the CPI, CMT Rate, or the SIFMA Municipal Swap Index are calculated will not change. Such changes in the method of calculation could reduce the corresponding Interest Rate. Accordingly, the value of the notes may be significantly reduced. If the USD CMS Rate, EUR CMS Rate, LIBOR Rate, CMT Rate, the CPI or the SIFMA Municipal Swap Index are substantially altered, or are not quoted on the applicable Reuters or Bloomberg page, or any substitute page thereto, on the applicable Interest Reset Date(s) or SIFMA/LIBOR Determination Date, as applicable, a substitute rate may be employed by the calculation agent to determine the Reference Rates and that substitution may adversely affect the value of the notes.

Secondary trading may be limited.

     Unless otherwise specified in the relevant terms supplement, the notes will not be listed on a securities exchange. There may be little or no secondary market for the notes. Even if there is a secondary market for the notes, it may not provide enough liquidity to allow you to trade or sell the notes easily.

     J.P. Morgan Securities Inc. (“JPMSI”) may act as a market maker for the notes, but is not required to do so. Because we do not expect that other market makers will participate significantly in the secondary market for the notes, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which JPMSI is willing to buy the notes. If at any time JPMSI or another Agent does not act as a market maker, it is likely that there would be little or no secondary market for the notes.

The notes are designed to be held to maturity.

     The notes are not designed to be short-term trading instruments. The price at which you will be able to sell your notes to us or our affiliates prior to maturity, if at all, may be at a substantial discount from the principal amount of the notes, even in cases where the applicable USD CMS Rate, EUR CMS Rate, LIBOR Rate, CPI Rate, CMT Rate or the SIFMA Municipal Swap Index has appreciated since the pricing date. The potential returns described in the relevant terms supplement assume that your notes, which are not designed to be short-term trading instruments, are held to maturity unless redeemed by us prior to maturity.

Prior to maturity, the value of the notes will be influenced by many unpredictable factors.

     Many economic and market factors will influence the value of the notes. We expect that, generally, the applicable USD CMS Rate, EUR CMS Rate, LIBOR Rate, CPI Rate, CMT Rate or the SIFMA Municipal Swap Index on any day will affect the value of the notes more than any other single factor. However, you should not expect the value of the notes in the secondary market to vary in proportion to changes in the applicable USD CMS Rate, EUR CMS Rate, LIBOR Rate, CPI Rate, CMT Rate or the level of the SIFMA Municipal Swap Index. The value of the notes will be affected by a number of other factors that may either offset or magnify each other, including:

  volatility of, or the perception of expected volatility of, the applicable USD CMS Rate, EUR CMS Rate, LIBOR Rate, CPI Rate, CMT Rate or the level of the CPI or the SIFMA Municipal Swap Index;

  for notes linked to the Average SIFMA/Average LIBOR Ratio, the volatility of the index level of the SIFMA Municipal Swap Index and the applicable LIBOR Rate (and the correlation between those volatilities);

  the time to maturity of the notes;

  interest and yield rates in the market generally, as well as the volatility of those rates;

  if the notes are subject to redemption by us, the likelihood, or expectation, that the notes will be redeemed by us, based on prevailing market interest rates or otherwise;

  for notes linked to the CPI Rate:

    general economic, financial, political or regulatory conditions in the United States;

    fluctuations in the prices of various consumer goods and energy resources in the United States; and

    inflation and expectations concerning inflation in the United States;

  economic, financial, political, regulatory and judicial events that affect the debt markets generally; and

  our creditworthiness, including actual or anticipated downgrades in our credit ratings.

     You cannot predict the future performance of the applicable USD CMS Rate, EUR CMS Rate, LIBOR Rate, CPI Rate, CMT Rate, the CPI or the SIFMA Municipal Swap Index based on its historical performance. The USD CMS Rate, EUR CMS Rate, LIBOR Rate, CPI Rate, CMT Rate, the CPI or the SIFMA Municipal Swap Index may fluctuate and may reduce the Interest Rate such that you may not receive any return or receive a low return on your initial investment.

The inclusion in the original issue price of each agent’s commission or the reflection of a discount allowed to each agent in the original issue price and the inclusion in the original issue price of the estimated cost of hedging our obligations under the notes is likely to adversely affect the value of the notes prior to maturity.

     While the payment upon early redemption or at maturity will be based on the full principal amount of your notes as described in the relevant terms supplement, the original issue price of the notes includes each agent’s commission or reflects the deduction of a discount allowed to each agent and includes the estimated cost of hedging our obligations under the notes. Such agent’s commission or discount includes the profit our affiliates expect to realize in consideration for assuming the risks inherent in providing such hedge. As a result, assuming no change in market conditions or any other relevant factors, the price, if any, at which JPMSI will be willing to purchase notes from you in secondary market transactions, if at all, will likely be lower than the full principal amount and may be lower than the price at which you initially purchased the notes. In addition, any such prices may differ from values determined by pricing models used by JPMSI, as a result of such compensation or other transaction costs.

If the relevant terms supplement specifies that the notes will be offered for resale at varying prices, the price you pay for the notes may be higher than the prices paid by other investors.

     If the relevant terms supplement specifies that the notes will be offered for resale at varying prices, each agent proposes to offer the notes from time to time for sale to investors in one or more negotiated transactions, or otherwise, at market prices prevailing at the time of sale, at prices related to then-prevailing prices, at negotiated prices, or otherwise. Accordingly, there is a risk that the price you pay for the notes will be higher than the prices paid by other investors based on the date and time you make your purchase, from whom you purchase the notes (e.g., directly from an agent or through a broker or dealer), any related transaction cost (e.g., any brokerage commission), whether you hold your notes in a brokerage account, a fiduciary or fee-based account or another type of account and other market factors beyond our control.

We or our affiliates may have adverse economic interests to the holders of the notes.

     JPMSI and other affiliates of ours trade U.S. Treasury securities and other instruments the value of which is derived from U.S. Treasury securities, financial instruments related to one or more of the USD CMS Rates, the EUR CMS Rates, the LIBOR Rates, the CPI Rates, the CMT Rates, the CPI and/or the SIFMA Municipal Swap Index, and some or all of the VRDOs included in the SIFMA Municipal Swap Index and listed or over-the-counter options on such VRDOs, or enter into interest rate swap and option transactions, for their accounts and for other accounts under their management. JPMSI and these affiliates may also issue or underwrite or assist unaffiliated entities in the issuance or underwriting of other securities or financial instruments with returns linked, as applicable, to the USD CMS Rate, the EUR CMS Rate, the LIBOR Rate, the CPI Rate, the CMT Rate, the CPI and/or the SIFMA Municipal Swap Index or some or all of the VRDOs included in the SIFMA Municipal Swap Index. To the extent that we or one of our affiliates serves as issuer, agent or underwriter for such securities or financial instruments, our or their interests with respect to such products may be adverse to those of the holders of the notes. Any of these trading activities could potentially affect one or more of the applicable USD CMS Rate, EUR CMS Rate, LIBOR Rate, the CPI Rate, the CMT Rate, the CPI or the SIFMA Municipal Swap Index and, accordingly, could affect the value of the notes and the amount of interest, if any, payable on each Interest Payment Date.

     We or one or more of our affiliates may publish research reports, or otherwise express views about the debt market, interest rates, including USD CMS Rates, EUR CMS Rates, LIBOR Rates, CPI Rates, CMT Rates, the CPI and VRDOs included in the SIFMA Municipal Swap Index. Any prospective purchaser of notes should undertake an independent investigation of the debt market, interest rates and VRDOs included in the SIFMA Municipal Swap Index as in its judgment is appropriate to make an informed decision with respect to any investment in the notes.

     Furthermore, we or one of our affiliates may serve as issuer, agent or underwriter for additional issuances of notes with returns linked to (or related to spreads between) USD CMS Rates, EUR CMS Rates, LIBOR Rates, CPI Rates, CMT Rates, the CPI and the SIFMA Municipal Swap Index. By introducing competing products into the marketplace in this manner, we or one or more of our affiliates could adversely affect the value of the notes.

     We may have hedged our obligations under the notes through certain affiliates or unaffiliated counterparties, who would expect to make a profit on such hedge. Because hedging our obligations entails risk and may be influenced by market forces beyond our control, such hedging may result in a profit that is more or less than expected, or it may result in a loss.

     JPMSI, one of our affiliates, will act as the calculation agent. The calculation agent will determine, among other things: the applicable USD CMS Rate, EUR CMS Rate, LIBOR Rate, CPI Rate and CMT Rate, the Average LIBOR, the SIFMA Index Level and the Average SIFMA Level, the applicable Interest and Interest Rate for each Interest Period, the amount of interest payable on each Interest Payment Date and the amount of cash that we are required to pay to you at maturity, upon redemption or upon repayment pursuant to the Survivor’s Option, if applicable. In addition, the calculation agent will determine whether a day is a business day, London Business Day or U.S. Government Securities Business Day, whether there has been a discontinuation of the SIFMA Municipal Swap Index and whether there has been a material change in the method of calculating the level of the SIFMA Municipal Swap Index. In performing these duties, JPMSI may have interests adverse to the interests of the holders of the notes, which may affect your return on the notes, particularly where JPMSI, as the calculation agent, is entitled to exercise discretion.

JPMorgan Chase & Co. employees holding the notes must comply with policies that limit their ability to trade the notes and may affect the value of their notes.

     If you are an employee of JPMorgan Chase & Co. or one of its affiliates, you may only acquire the notes for investment purposes and you must comply with all of our internal policies and procedures. Because these policies and procedures limit the dates and times that you may transact in the notes, you may not be able to purchase any notes described in the relevant terms supplement from us and your ability to trade or sell any such notes in the secondary market may be limited.

The USD CMS Rate, EUR CMS Rate, LIBOR Rate, CPI Rate and CMT Rate may be volatile.

     The USD CMS Rate, EUR CMS Rate, LIBOR Rate, CPI Rate and CMT Rate are each subject to volatility due to a variety of factors affecting interest rates generally and the rates of U.S. Treasury securities specifically, including:

  sentiment regarding underlying strength in the U.S., European and global economies;

  expectation regarding the level of price inflation;

  sentiment regarding credit quality in U.S., European and global credit markets;

  central bank policy regarding interest rates; and

  performance of capital markets.

Increases or decreases in the floating rates could result in a decrease in the corresponding Interest Rate and thus result in the reduction of interest payable on notes, if any.

For notes linked to the CPI Rate, the CPI itself and the way the BLS calculates the CPI may change in the future.

     There can be no assurance that the BLS will not change the method by which it calculates the CPI. In addition, changes in the way the CPI is calculated could reduce the level of the CPI and lower the interest paid with respect to the notes. Accordingly, the amount of interest payable on the notes, and therefore the value of the notes, may be significantly reduced. If the CPI is discontinued or substantially altered, a successor index may be employed to calculate the interest payable on the notes, as described herein, and that substitution may adversely affect the value of the notes.

Owning notes linked to CMT Rates, if applicable, is not the same as owning a U.S. Treasury security directly.

     The return on notes linked to CMT Rates, if applicable, will not reflect the return you would realize if you actually purchased U.S. Treasury securities. The Constant Maturity U.S. Treasury Rates are calculated by extrapolating between bid rates for a combination of Treasury securities and does not necessarily reflect the price, or even the existence, of a security with exactly the same rate and maturity reflected in the relevant CMT Rate on a trading day or at maturity. The return on your notes will likely vary significantly from the return that you would realize if you invested in U.S. Treasury obligations directly.

For notes linked to the Average SIMFA/Average LIBOR ratio, the interest rate on the notes is based on the ratio of the Average SIFMA Level to Average LIBOR, which may result in an interest rate of zero.

     For notes linked to the Average SIMFA/Average LIBOR ratio, the applicable LIBOR Rate and the Average SIFMA Level may be influenced by a number of factors, including (but not limited to) monetary policies, fiscal policies, inflation, general economic conditions and public expectations with respect to such factors. The effect that any single factor may have on the applicable LIBOR Rate and the SIFMA Municipal Swap Index may be partially offset by other factors. We cannot predict the factors that may cause the ratio of Average SIFMA Level to Average LIBOR to increase or decrease. Interest during any Interest Period may be equal to zero even if either or both of the applicable LIBOR Rate and the level of the SIFMA Municipal Swap Index increases, and you will not be compensated for any loss in value due to inflation and other factors relating to the value of money over time during such period.

For notes linked to the Average SIMFA/Average LIBOR ratio, the Average SIFMA/Average LIBOR Ratio will be affected by a number of factors.

     A number of factors can affect the Average SIFMA/Average LIBOR Ratio by causing changes in the relative values of the level of the SIFMA Municipal Swap Index and the applicable LIBOR Rate including, but not limited to:

  changes in, or perceptions about, future marginal tax rates: generally, decreases in, or a perception that there will be decreases in, marginal tax rates are expected to affect the Average SIFMA/Average LIBOR Ratio, since variable-rate demand obligations, or VRDOs, that compose the SIFMA Municipal Swap Index are exempt from U.S. federal taxation;

  changes or uncertainty with respect to the tax-exempt nature of municipal securities: generally, changes in the tax laws that have an adverse effect on the tax-exempt nature of municipal securities are expected to affect the Average SIFMA/Average LIBOR Ratio;

  changes in the tax treatment of comparable securities: changes in the tax laws that grant securities other than municipal securities favorable tax treatment to investors may adversely impact market demand for, and pricing of, municipal securities generally; such a development is expected to affect the Average SIFMA/Average LIBOR Ratio; and

  relative supply and demand for tax-exempt and taxable debt in their respective marketplaces and other factors affecting pricing of tax-exempt debt: a relative increase in demand for or a decrease in supply of tax-exempt debt caused by factors other than tax rates or other factors negatively impacting pricing of tax-exempt debt could cause an increase in the Average SIFMA/Average LIBOR Ratio to the extent that the Index level of the SIFMA Municipal Swap Index increases relative to the applicable LIBOR Rate as a result of these developments; such other factors include fragmentation in the municipal securities market that can lead to aberrational pricing as well as periods of illiquidity and the possibility of uncertainty with respect to the rights of investors holding these securities.

     These and other factors may have a negative impact on the payment of interest on the notes. In addition, these and other factors may have a negative impact on the value of your notes in the secondary market.

For notes linked to the Average SIMFA/Average LIBOR ratio, the method of determining the variable interest rate for any Interest Period will not directly correlate with actual levels of the applicable LIBOR Rate and the SIFMA Municipal Swap Index.

     The determination of the Interest Rate for any Interest Period on notes linked to the Average SIMFA/Average LIBOR ratio will be based, in part, on the SIFMA Municipal Swap Index and the applicable LIBOR Rate as specified in the relevant terms supplement, but it will not directly correlate with actual levels of the SIFMA Municipal Swap Index and the applicable LIBOR Rate. We will use the index level of the SIFMA Municipal Swap Index and the applicable LIBOR Rate on each SIFMA/LIBOR Determination Date to determine the Average SIFMA/Average LIBOR Ratio on the applicable Interest Reset Date. Moreover, the Average SIFMA Level and Average LIBOR which make up the Average SIFMA/Average LIBOR Ratio will be based, respectively, on daily weighted averages of the index level of the SIFMA Municipal Swap Index and of the applicable LIBOR Rate, reset weekly on the applicable SIFMA/LIBOR Determination Date, as applicable.

For notes linked to the Average SIMFA/Average LIBOR ratio, you will have no rights with respect to any VRDO included in the SIFMA Municipal Swap Index.

     As a holder of notes linked to the Average SIMFA/Average LIBOR ratio, you will not own or have any beneficial or other legal interest in, and will not be entitled to any rights with respect to, any VRDO included in the SIFMA Municipal Swap Index. An investment in the notes does not constitute an investment in any VRDO included in the SIFMA Municipal Swap Index. In addition, the interest you earn on the notes, if any, will not be tax-exempt municipal bond interest for U.S. federal income tax purposes. You are urged to review carefully the section entitled “Certain U.S. Federal Income Tax Consequences” in this product supplement no. 165-A-II for a description of the tax consequences of an investment in the notes and to consult your tax adviser regarding your personal circumstances.

SIFMA and/or MMD may discontinue the SIFMA Municipal Swap Index or adjust the SIFMA Municipal Swap Index in a way that affects its level, and neither SIFMA nor MMD has any obligation to consider your interests.

     The SIFMA Municipal Swap Index was created by Securities Industry and Financial Markets Association (formerly the Bond Market Association) (“SIFMA”) and produced by Municipal Market Data, a Thomson Financial Services company (“MMD”). SIFMA and/or MMD may make methodological or other changes that could change the index level of the SIFMA Municipal Swap Index, including changes related to the method by which the index level is calculated, the criteria for eligibility in the SIFMA Municipal Swap Index, or the timing with which the index level is published. In addition, SIFMA and/or MMD may alter, discontinue or suspend calculation or dissemination of the SIFMA Municipal Swap Index. SIFMA and MMD have no obligation to consider your interests in calculating, revising or discontinuing the SIFMA Municipal Swap Index. With respect to notes linked to the Average SIFMA/LIBOR Ratio, in the event that the SIFMA Municipal Swap Index is no longer published, the calculation agent may select another comparable index as a successor index or substitute another value for the Index level as described under “SIFMA Municipal Swap Index — Discontinuation of the SIFMA Municipal Swap Index; Alteration of Method of Calculation.”

No assurance can be given that the rates used in lieu of the index level of the SIFMA Municipal Swap Index will be accurate assessments of the average tax-exempt VRDO rates that the SIFMA Municipal Swap Index is currently intended to assess. Any of these actions could adversely affect the Average SIFMA Levels used to calculate Average SIFMA/Average LIBOR Ratio, and in turn, the Interest Rate for any Interest Period and, therefore, the value of the notes or the amount of interest payment on any Interest Payment Date relating to such notes.

The historical performance of the USD CMS Rates, the EUR CMS Rates, the LIBOR Rates, the CMT Rates, the CPI and/or the SIFMA Municipal Swap Index, as applicable, is not an indication of their future performance.

     The historical performance of the USD CMS Rates, the EUR CMS Rates, the LIBOR Rates, the CMT Rates, the CPI and/or the SIFMA Municipal Swap Index, as applicable, is not an indication of their performance during the term of the notes. In the past, the USD CMS Rates, the EUR CMS Rates, the LIBOR Rates, the CMT Rates, the CPI and the SIFMA Municipal Swap Index have experienced periods of volatility and such volatility may occur in the future. Fluctuations and trends in the USD CMS Rates, the EUR CMS Rates, the LIBOR Rates, the CMT Rates, the CPI and the SIFMA Municipal Swap Index that have occurred in the past are not necessarily indicative, however, of fluctuations that may occur in the future.

     Except for those Interest Periods, if any, for which the applicable Interest Rate is a fixed rate, holders of the notes will receive interest payments that will be affected by changes in the USD CMS Rates, the EUR CMS Rates, the LIBOR Rates, the CMT Rates, the CPI and/or the SIFMA Municipal Swap Index, as applicable. Such changes may be significant. Changes in the USD CMS Rates, the EUR CMS Rates, the LIBOR Rates, the CMT Rates, the CPI and/or the SIFMA Municipal Swap Index, as applicable, may result from the interaction of many factors over which we have no control.

USE OF PROCEEDS

     Unless otherwise specified in the relevant terms supplement, the net proceeds we receive from the sale of the notes will be used for general corporate purposes and, in part, by us or by one or more of our affiliates in connection with hedging our obligations under the notes. The original issue price of the notes includes each agent’s commissions paid or reflects the deduction of a discount allowed (as shown on the cover page of the relevant terms supplement) with respect to the notes and the estimated cost of hedging our obligations under the notes. We may have hedged our obligations under the notes through certain affiliates or unaffiliated counterparties.

     Unless otherwise specified in the relevant terms supplement, each agent’s commissions or discount will include the projected profit that our affiliates expect to realize in consideration for assuming the risks inherent in hedging our obligations under the notes. Because hedging our obligations entails risk and may be influenced by market forces beyond our control, our projected profit resulting from such hedging may result in a profit that is more or less than expected, or could result in a loss. See also “Use of Proceeds” in the accompanying prospectus.

     On or prior to the date of the relevant terms supplement, we, through our affiliates or others, may hedge some or all of our anticipated exposure in connection with the notes by entering into trades on U.S. Treasury securities or taking positions in instruments the value of which is derived from U.S. Treasury securities, interest rate swap and option transactions, purchases and sales of VRDOs and listed or over-the-counter options on VRDOs or other derivative transactions with returns linked or related to the applicable USD CMS Rate, EUR CMS Rate, LIBOR Rate, CPI Rate, CMT Rate, the CPI or the SIFMA Municipal Swap Index. While we cannot predict an outcome, such hedging activity or other hedging or investment activities of ours could potentially affect the applicable USD CMS Rate, EUR CMS Rate, LIBOR Rate, CPI Rate, CMT Rate or index level of the CPI or the SIFMA Municipal Swap Index and, therefore, effectively decrease the interest rate payable on the notes. From time to time, prior to maturity of the notes, we may pursue a dynamic hedging strategy that may involve taking long or short positions in securities or instruments whose value is derived from the applicable USD CMS Rates, EUR CMS Rates, LIBOR Rate, CPI Rate, CMT Rates or index level of the CPI or the SIFMA Municipal Swap Index. Although we have no reason to believe that any of these activities will have a material impact on the applicable USD CMS Rate, EUR CMS Rate, LIBOR Rate, CPI Rate, CMT Rate or index level of the SIFMA Municipal Swap Index, or the value of the notes, we cannot assure you that these activities will not have such an effect.

     We have no obligation to engage in any manner of hedging activity and will do so solely at our discretion and for our own account. No note holder will have any rights or interest in our hedging activity or any positions we or any unaffiliated counterparties may take in connection with our hedging activity.

U.S. DOLLAR CONSTANT MATURITY SWAP RATES

     The U.S. Dollar Constant Maturity Swap Rate is a measurement of the fixed rate leg of a hypothetical fixed rate-for-floating rate swap transaction, which we refer to as a constant maturity swap. In this hypothetical swap transaction, the fixed rate payment stream is reset each period relative to a regularly available fixed maturity market rate (such as the 10-Year or 2-Year U.S. dollar swap rate, payable semi-annually on the basis of a 360-day year consisting of twelve 30-day months) and is exchangeable for a floating 3-month LIBOR-based payment stream, payable quarterly on the basis of the actual number of days elapsed in a 360-day year. LIBOR is the London interbank offered rate, and is a common rate of interest used in the swaps industry. The constant maturity side of the swap, which we refer to as the USD CMS Rate, represents the yield on an instrument with a longer life than the length of the fixed rate reset period. The value of the constant maturity swap is determined based on the comparison of the expected future LIBOR rates versus the fixed constant maturity swap rate, so the parties to a constant maturity swap have exposure to changes in a longer-term market rate.

EURO CONSTANT MATURITY SWAP RATES

     The Euro Constant Maturity Swap Rate is a measurement of the fixed rate leg of a hypothetical fixed rate-for-floating rate swap transaction, which we refer to as a constant maturity swap. In this hypothetical swap transaction, the fixed rate payment stream is reset each period relative to a regularly available fixed maturity market rate (such as the 30-year or 10-year Euro swap rate, payable annually on the basis of a 360-day year consisting of twelve 30-day months) and is exchangeable for a floating 6-month EURIBOR-based payment stream, payable semi-annually on the basis of the actual number of days elapsed in a 360-day year. EURIBOR is the Euro Interbank Offered Rate, and is a common rate of interest used in the swaps industry. The constant maturity side of the swap, which we refer to as the EUR CMS Rate, represents the yield on an instrument with a longer life than the length of the fixed rate reset period. The value of the constant maturity swap is determined based on the comparison of the expected future EURIBOR rates versus the fixed constant maturity swap rate, so the parties to a constant maturity swap have exposure to changes in a longer-term market rate.

THE CONSUMER PRICE INDEX

     The CPI for purposes of the notes is the non-seasonally adjusted U.S. City Average All Items Consumer Price Index for All Urban Consumers, reported monthly by the Bureau of Labor Statistics of the U.S. Department of Labor (the “BLS”) and published on Bloomberg CPURNSA or any successor source. The CPI for a particular month is published during the following month. The CPI is a measure of the average change in consumer prices over time for a fixed market basket of goods and services, including food, clothing, shelter, fuels, transportation, charges for doctors’ and dentists’ services and drugs. In calculating the CPI, price changes for the various items are averaged together with weights that represent their importance in the spending of urban households in the United States. The contents of the market basket of goods and services and the weights assigned to the various items are updated periodically by the BLS to take into account changes in consumer expenditure patterns. The CPI is expressed in relative terms in relation to a time base reference period for which the level is set at 100.0. The base reference period for these notes is the 1982-1984 average. We have derived all information contained in this product supplement regarding the CPI, including, without limitation, its make-up and method of calculation, from publicly available information. We make no representation or warranty as to the accuracy or completeness of such information.

CONSTANT MATURITY U.S. TREASURY RATES

     A set of theoretical securities with artificially constant maturity, all priced at par, is constructed daily by the United States Department of the Treasury based on the rates of existing, marketable securities issued by the U.S. government. Constant Maturity U.S. Treasury Rates are yields interpolated by the United States Department of the Treasury from its daily yield curve. That yield curve, which relates the yield on a U.S. Treasury security to its time to maturity, is based on the closing market bid yields on actively traded U.S. Treasury securities in the over-the-counter market. These market yields are calculated from composites of quotations obtained by the Federal Reserve Bank of New York. The yield values are read from the yield curve at fixed maturities (as of the date of this product supplement, such maturities are 1, 3 and 6 months and 1, 2, 3, 5, 7, 10, 20 and 30 years). This method provides a yield for a 10-year maturity, for example, even if no outstanding U.S. Treasury security has exactly 10 years remaining to maturity. We have derived all information contained in this product supplement regarding Constant Maturity U.S. Treasury Rates from publicly available information, including the United States Department of the Treasury’s Web site at http://www.treas.gov/ as available on the date of this product supplement. We make no representation or warranty as to the accuracy or completeness of the information displayed on such website, and such information is not incorporated by reference herein and should not be considered a part of this product supplement.

SIFMA MUNICIPAL SWAP INDEX

     We have derived all information contained in this product supplement no. 165-A-II regarding the Securities Industry and Financial Markets Association Municipal Swap Index (the “SIFMA Municipal Swap Index” or the “Index”), including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information. Such information reflects the policies of, and is subject to change by, the Securities Industry and Financial Markets Association (formerly the Bond Market Association) (“SIFMA”) and/or Municipal Market Data, a Thomson Financial Services company (“MMD”). We make no representation or warranty as to the accuracy or completeness of such information.

     The SIFMA Municipal Swap Index (formerly known as the Bond Market Association (“BMA”) Municipal Swap Index) was created by SIFMA and is produced by MMD. The SIFMA Municipal Swap Index is a seven-day high-grade market index composed of tax-exempt variable-rate demand obligations, or VRDOs, from MMD’s database of VRDO issues. In a swap transaction, two counterparties “swap” fixed-rate interest payments for floating-rate interest payments, or vice versa. One of the most critical elements of a swap transaction is the index on which the floating rate is based. The SIFMA Municipal Swap Index is intended to serve as a benchmark floating rate in a swap transaction.

     The SIFMA Municipal Swap Index is calculated on a weekly basis, and released to subscribers on Thursday. The actual number of issues that make up the SIFMA Municipal Swap Index will vary in time as issues mature or are called, converted, or newly issued. In addition, if changes occur that violate the criteria or calculation methods of the SIFMA Municipal Swap Index, an issue will be removed. The qualification criteria for the SIFMA Municipal Swap Index have been established by a subcommittee of SIFMA. Typically, the SIFMA Municipal Swap Index has included 650 issues in any given week.

Computation of the SIFMA Municipal Swap Index

     To be eligible for inclusion in the SIFMA Municipal Swap Index, an issue must meet the following criteria:

  be a weekly reset, effective on Wednesday (no lag resets considered);

  not be subject to alternative minimum tax;

  have an outstanding amount of $10 million or more;

  have the highest short–term rating (VMIG1 by Moody’s or A-1+ by S&P); and

  pay interest on a monthly basis, calculated on an actual/actual basis.

     In addition, only one quote per obligor per remarketing agent will be included in the SIFMA Municipal Swap Index. Issues from all states are eligible for inclusion.

     The following are part of calculation methods of the SIFMA Municipal Swap Index:

  The standard deviation of the rates is calculated. Any issue falling outside of +/- 1.0 standard deviations is removed.

  Each participating remarketing agent is limited to no more than 15% of the SIFMA Municipal Swap Index by an averaging method.

License Agreement

     We expect that one of our affiliates will enter into a non-exclusive license agreement with SIFMA providing the right to use the SIFMA Municipal Swap Index owned by SIFMA and published by MMD in connection with certain securities, including the notes.

     The notes are not sponsored, endorsed, sold or promoted by SIFMA or MMD. Neither SIFMA nor MMD makes any representation or warranty, express or implied, to the holder of the notes or to any member of the public regarding the advisability of investing in securities generally or in the notes particularly or the ability of the SIFMA or MMD to track the performance of municipal swaps. SIFMA’s only relationship to JP Morgan Chase & Co. and its subsidiaries (other than transactions entered into in the ordinary course of business) is the licensing of certain servicemarks and tradenames of SIFMA and of the SIFMA Municipal Swap Index which is determined, composed and calculated by SIFMA and/or MMD without regard to JP Morgan Chase & Co., its subsidiaries or holders of the notes. Neither SIFMA nor MMD has any obligation to take the needs of JP Morgan Chase & Co., its subsidiaries or the holders of the notes into consideration in determining, composing or calculating the SIFMA Municipal Swap Index. Neither SIFMA nor MMD is responsible for and has participated in the determination of the timing or sale of the notes, prices at which the notes are initially to be sold, or quantities of the notes to be issued or in the determination or calculation of the equation by which interest is payable on the notes. SIFMA and MMD have no obligation or liability in connection with the administration, marketing or trading of the notes.

     The SIFMA Municipal Swap Index is calculated using information that SIFMA and/or MMD considers reliable but neither SIFMA nor MMD represents that the SIFMA Municipal Swap Index is accurate or complete and it should not be relied upon as such by JP Morgan Chase & Co., its subsidiaries, the trustee or holders of the notes. In addition, the methodology used to calculate the SIFMA Municipal Swap Index may change from time to time and, although it will endeavor to provide JP Morgan Chase & Co. with reasonable advance notice, SIFMA and MMD reserve the right to discontinue publication of the SIFMA Municipal Swap Index at any time. In no event will SIFMA or MMD have any liability to JP Morgan Chase & Co., its subsidiaries, the trustee, holders of the notes or any other third party for damages of any kind incident to the use of the SIFMA Municipal Swap Index.

Discontinuation of the SIFMA Municipal Swap Index; Alteration of Method of Calculation

     If SIFMA and/or MMD discontinues publication of the SIFMA Municipal Swap Index and SIFMA and/or MMD or another entity publishes a successor or substitute index that the calculation agent determines, in its sole discretion, to be comparable to the discontinued SIFMA Municipal Swap Index (such index being referred to herein as a “successor index”), then the SIFMA Index Level for any SIFMA/LIBOR Determination Date or any other relevant date or dates as set forth in the relevant terms supplement will be determined by reference to the official published level of such successor index on such day.

     Upon any selection by the calculation agent of a successor index, the calculation agent will cause written notice to be promptly furnished to the trustee, to us and to the holders of the notes.

     If SIFMA and/or MMD discontinues publication of the SIFMA Municipal Swap Index prior to, and such discontinuation is continuing on, a SIFMA/LIBOR Determination Date or other relevant date as set forth in the relevant terms supplement, and the calculation agent determines, in its sole discretion, that no successor index is available at such time, or the calculation agent has previously selected a successor index and publication of such successor index is discontinued prior to, and such discontinuation is continuing on, such SIFMA/LIBOR Determination Date or other relevant date, then the calculation agent will determine the SIFMA Index Level for such date. The SIFMA Index Level will be computed by the calculation agent in accordance with the formula for and method of calculating the SIFMA Municipal Swap Index or successor index, as applicable, last in effect prior to such discontinuation. Notwithstanding these alternative arrangements, discontinuation of the publication of the SIFMA Municipal Swap Index or successor index, as applicable, may adversely affect the value of the notes.

     If at any time the method of calculating the SIFMA Municipal Swap Index or a successor index, or the level thereof, is changed in a material respect, or if the SIFMA Municipal Swap Index or a successor index is in any other way modified so that the SIFMA Municipal Swap Index or such successor index does not, in the opinion of the calculation agent, fairly represent the level of the SIFMA Municipal Swap Index or such successor index had such changes or modifications not been made, then the calculation agent will, at the close of business in The City of New York on each date on which the SIFMA Index Level is to be determined, make such calculations and adjustments as, in the good faith judgment of the calculation agent, may be necessary in order to arrive at a level of an index comparable to the SIFMA Municipal Swap Index or such successor index, as the case may be, as if such changes or modifications had not been made, and the calculation agent will calculate the SIFMA Index Level with reference to the SIFMA Municipal Swap Index or such successor index, as adjusted.

GENERAL TERMS OF NOTES

Calculation Agent

     J.P. Morgan Securities Inc., one of our affiliates, will act as the calculation agent. The calculation agent will determine, among other things: the applicable USD CMS Rate, EUR CMS Rate, LIBOR Rate, CPI Rate and CMT Rate, the Average LIBOR, the SIFMA Index Level and the Average SIFMA Level, the applicable Interest and Interest Rate for each Interest Period, the amount of interest payable on each Interest Payment Date and the amount of cash that we are required to pay to you at maturity, upon redemption or upon repayment pursuant to the Survivor’s Option, if applicable. In addition, the calculation agent will determine whether a day is a business day, London Business Day or U.S. Government Securities Business Day, whether there has been a discontinuation of the SIFMA Municipal Swap Index and whether there has been a material change in the method of calculating the level of the SIFMA Municipal Swap Index. All determinations made by the calculation agent will be at the sole discretion of the calculation agent and will, in the absence of manifest error, be conclusive for all purposes and binding on you and on us. We may appoint a different calculation agent from time to time after the date of the relevant terms supplement without your consent and without notifying you.

     The calculation agent will provide written notice to the trustee at its New York office, on which notice the trustee may conclusively rely, of the amount to be paid at maturity, on a Redemption Date, if applicable, and each Interest Payment Date on or prior to 11:00 a.m., New York City time, on the business day preceding the maturity date, Redemption Date or Interest Payment Date, as applicable.

     All calculations with respect to the applicable USD CMS Rate, EUR CMS Rate, LIBOR Rate, CPI Rate, CMT Rate, SIFMA Index Level, the Average LIBOR and the Average SIFMA Level as well as any successor or substitute rate calculation described above, will be rounded to the nearest one hundred-thousandth, with five one-millionths rounded upward (e.g., .876545 would be rounded to .87655); all dollar amounts related to determination of the interest payment per $1,000 principal amount note on each Interest Payment Date, at maturity or on a Redemption Date, if any, will be rounded to the nearest ten-thousandth, with five one hundred-thousandths rounded upward (e.g., .76545 would be rounded up to .7655); and all dollar amounts paid on the aggregate principal amount of notes per holder will be rounded to the nearest cent, with one-half cent rounded upward.

Events of Default

     Under the heading “Description of Debt Securities — Events of Default and Waivers” in the accompanying prospectus is a description of events of default relating to debt securities including the notes.

Payment Upon an Event of Default

     Unless otherwise specified in the relevant terms supplement, in case an event of default with respect to the notes will have occurred and be continuing, the amount declared due and payable per $1,000 principal amount note upon any acceleration of the notes will be determined by the calculation agent and will be an amount in cash equal to $1,000 per $1,000 principal amount note plus accrued and unpaid interest, calculated as if the date of acceleration were the maturity date. In such case, interest will be calculated based on the Interest Rate applicable to such adjusted Interest Period, unless otherwise specified in the relevant terms supplement.

     If the maturity of the notes is accelerated because of an event of default as described above, we will, or will cause the calculation agent to, provide written notice to the trustee at its New York office, on which notice the trustee may conclusively rely, and to DTC of the cash amount due with respect to the notes as promptly as possible and in no event later than two business days after the date of acceleration.

Modification

     Under the heading “Description of Debt Securities — Modification of the Indenture” in the accompanying prospectus is a description of when the consent of each affected holder of debt securities is required to modify the indenture.

Defeasance

     The provisions described in the accompanying prospectus under the heading “Description of Debt Securities — Discharge, Defeasance and Covenant Defeasance” are not applicable to the notes, unless otherwise specified in the relevant terms supplement.

Listing

     The notes will not be listed on any securities exchange, unless otherwise specified in the relevant terms supplement.

Book-Entry Only Issuance — The Depository Trust Company

     DTC will act as securities depositary for the notes. The notes will be issued only as fully registered securities registered in the name of Cede & Co. (DTC’s nominee). One or more fully registered global notes certificates, representing the total aggregate principal amount of the notes, will be issued and will be deposited with DTC. See the descriptions contained in the accompanying prospectus supplement under the headings “Description of Notes — Forms of Notes” and “The Depositary.”

Registrar, Transfer Agent and Paying Agent

     Payment of amounts due at maturity on the notes will be payable and the transfer of the notes will be registrable at the principal corporate trust office of The Bank of New York Mellon in The City of New York.

     The Bank of New York Mellon or one of its affiliates will act as registrar and transfer agent for the notes. The Bank of New York Mellon will also act as paying agent and may designate additional paying agents.

     Registration of transfers of the notes will be effected without charge by or on behalf of The Bank of New York Mellon, but upon payment (with the giving of such indemnity as The Bank of New York Mellon may require) in respect of any tax or other governmental charges that may be imposed in relation to it.

Governing Law

     The notes will be governed by and interpreted in accordance with the laws of the State of New York.

CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES

     The following is a general discussion of the principal U.S. federal income tax consequences of the ownership and disposition of notes. This discussion applies to you if you are an initial holder of notes purchasing the notes at their issue price for cash and if you hold the notes as capital assets, within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”).

     This summary is based on the Code, existing and proposed Treasury regulations, revenue rulings, administrative interpretations and judicial decisions, in each case as currently in effect, all of which are subject to change, possibly with retroactive effect. This summary does not address all aspects of the U.S. federal income taxation of the notes that may be relevant to you in light of your particular circumstances or if you are a holder of notes who is subject to special treatment under the U.S. federal income tax laws, such as:

  a financial institution;

  an insurance company;

  a “regulated investment company”, as defined in Section 851 of the Code;

  a “real estate investment trust”, as defined in Section 856 of the Code;

  a tax-exempt entity, including an “individual retirement account” or “Roth IRA”, as defined in Section 408 or 408A of the Code, respectively;

  a dealer in securities;

  a person holding the notes as part of a hedging transaction, “straddle,” conversion transaction, or integrated transaction, or who has entered into a “constructive sale” with respect to the notes;

  a U.S. Holder (as defined below) whose functional currency is not the U.S. dollar;

  a trader in securities who elects to apply a mark-to-market method of tax accounting; or

  a partnership or other entity classified as a partnership for U.S. federal income tax purposes.

     As the law applicable to the U.S. federal income taxation of instruments such as the notes is technical and complex, the discussion below necessarily represents only a general summary. Moreover, the effects of any applicable state, local or foreign tax laws are not discussed. You should consult your tax adviser concerning the U.S. federal income tax consequences of owning and disposing of the notes, as well as any consequences under the laws of any state, local or foreign taxing jurisdiction.

Tax Treatment of the Notes

     We expect to seek an opinion from Sidley Austin LLP, our special tax counsel, regarding the treatment of the notes as either “variable rate debt instruments” or “contingent payment debt instruments” for U.S. federal income tax purposes. If special tax counsel is able to provide an opinion regarding the tax treatment of the notes, then the relevant terms supplement will describe its level of comfort on this issue, which will depend on the facts of the particular offering, its receipt of certain factual representations from us at the time of the relevant offering and any additional considerations that may be relevant to the particular offering. In any event, the relevant terms supplement will specify whether we intend to treat the notes as variable rate debt instruments or as contingent payment debt instruments. By purchasing the notes, you will agree to treat the notes consistently with that treatment.

Tax Consequences to U.S. Holders

     The following discussion applies to you only if you are a “U.S. Holder” of notes. You are a “U.S. Holder” if you are a beneficial owner of a note for U.S. federal income tax purposes that is:

  a citizen or resident of the United States;

  a corporation or other entity taxable as a corporation created or organized in or under the laws of the United States, any State thereof or the District of Columbia; or

  an estate or trust the income of which is subject to U.S. federal income taxation regardless of its source.

Notes Treated as Variable Rate Debt Instruments

     The following discussion does not apply to notes that are issued at price that is less than their “stated redemption price at maturity” by more than a de minimis threshold (“OID notes”). If relevant, prospective holders of these OID notes will be provided with a supplemental disclosure statement in the relevant terms supplement, describing the tax consequences relating to these OID notes.

     Interest paid on a note that is treated as a variable rate debt instrument for U.S. federal income tax purposes (a “VRDI”) will generally be taxable to you as ordinary income at the time it accrues or is received in accordance with your regular method of tax accounting.

     Upon the sale or exchange of a VRDI (including redemption of a VRDI at maturity or early redemption), you will recognize taxable gain or loss in an amount equal to the difference between the amount realized and your adjusted tax basis in the note. For this purpose, the amount realized does not include any amount attributable to accrued interest, which will be treated as ordinary income as described in the preceding paragraph. In general, gain or loss realized upon the sale or exchange of a VRDI (including redemption of a VRDI at maturity or early redemption) will be capital gain or loss and will be long-term capital gain or loss if you have held the VRDI for more than one year at that time. The deductibility of capital losses, however, is subject to limitations.

Notes Treated as Contingent Payment Debt Instruments

     Notes that are treated as contingent payment debt instruments for U.S. federal income tax purposes (a “CPDI”) will generally be subject to the original issue discount (“OID”) provisions of the Code and the Treasury regulations issued thereunder, and you will be required to accrue as interest income the OID on the CPDI as described below.

     We are required to determine a “comparable yield” for a CPDI. The “comparable yield” is the yield at which we could issue a fixed-rate debt instrument with terms similar to those of the notes, including the level of subordination, term, timing of payments and general market conditions, but excluding any adjustments for the riskiness of the contingencies or the liquidity of the CPDI. Solely for purposes of determining the amount of interest income that you will be required to accrue, we are also required to construct a “projected payment schedule” in respect of the CPDI representing a series of payments the amount and timing of which would produce a yield to maturity on the notes equal to the comparable yield.

     Unless otherwise provided in the relevant terms supplement, we will provide, and you may obtain, the comparable yield for a particular offering of a CPDI, and the related projected payment schedule, in the final terms supplement for that CPDI, which we will file with the SEC.

     Neither the comparable yield nor the projected payment schedule constitutes a representation by us regarding the actual amount that we will pay on a CPDI.

     For U.S. federal income tax purposes, you are required to use our determination of the comparable yield and projected payment schedule in determining interest accruals and adjustments in respect of a CPDI, unless you timely disclose and justify the use of other estimates to the Internal Revenue Service (the “IRS”). Regardless of your accounting method, you will be required to accrue as interest income OID on the CPDI at the comparable yield, adjusted upward or downward to reflect the difference, if any, between the actual and the projected amount of the contingent payments on the CPDI (as described below).

     The amount of interest (i.e., OID) accrued on a CPDI for each accrual period is determined by multiplying the comparable yield of the CPDI, adjusted for the length of the accrual period, by the CPDI’s adjusted issue price at the beginning of the accrual period, determined in accordance with the rules set forth in the Treasury regulations applicable to contingent payment debt instruments. The amount of OID so determined is then allocated on a ratable basis to each day in the accrual period that you held the CPDI.

     In addition to interest accrued based upon the comparable yield as described above, you will be required to recognize interest income equal to the amount of any net positive adjustment, i.e., the excess of actual payments over projected payments, in respect of a CPDI note for a taxable year. A net negative adjustment, i.e., the excess of projected payments over actual payments, in respect of a CPDI note for a taxable year:

  will first reduce the amount of interest in respect of the CPDI that you would otherwise be required to include in income in the taxable year; and

  to the extent of any excess, will give rise to an ordinary loss, but only to the extent that the amount of all of your previous interest inclusions under the CPDI exceeds the total amount of your net negative adjustments treated as ordinary loss on the CPDI in prior taxable years.

     A net negative adjustment is not subject to the limitation imposed on miscellaneous itemized deductions under Section 67 of the Code. Any net negative adjustment in excess of the amounts described above will be carried forward to offset future interest income in respect of the CPDI or to reduce the amount realized on a sale or exchange of the CPDI (including redemption of the CPDI at maturity or early redemption).

     Upon a sale or exchange of a CPDI (including redemption of a CPDI at maturity or early redemption), you generally will recognize taxable gain or loss in an amount equal to the difference between the amount received from the sale, exchange or retirement and your adjusted tax basis in the note. Your adjusted tax basis in a CPDI will equal the cost thereof, increased by the amount of interest income previously accrued by you in respect of the CPDI (determined without regard to any of the positive or negative adjustments to interest accruals described above) and decreased by the amount of any prior projected payments in respect of the CPDI previously made to you. You generally must treat any gain as interest income and any loss as ordinary loss to the extent of previous interest inclusions (reduced by the total amount of net negative adjustments previously taken into account as ordinary losses), and the balance as capital loss. These losses are not subject to the limitation imposed on miscellaneous itemized deductions under Section 67 of the Code. The deductibility of capital losses, however, is subject to limitations. Additionally, if you recognize a loss above certain thresholds, you may be required to file a disclosure statement with the IRS. You should consult your tax adviser regarding these limitations and reporting obligations.

Tax Consequences to Non-U.S. Holders

     The following discussion applies to you only if you are a “Non-U.S. Holder” of either a VRDI or a CPDI. You are a “Non-U.S. Holder” if you are a beneficial owner of a note for U.S. federal income tax purposes that is:

  a nonresident alien individual;

  a foreign corporation; or

  a nonresident alien fiduciary of a foreign estate or trust.

     You are not a “Non-U.S. Holder” for purposes of this discussion if you are an individual present in the United States for 183 days or more in the taxable year of disposition. In this case, you should consult your tax adviser regarding the U.S. federal income tax consequences of the purchase, ownership, sale or exchange of a note (including redemption of a note at maturity or early redemption).

     Payments made to you with respect to the notes, and any gain realized on a sale or exchange of the notes (including redemption of the notes at maturity or early redemption), will be exempt from U.S. federal income tax (including withholding tax) provided generally that you certify on IRS Form W-8BEN, under penalties of perjury, that you are not a United States person and provide your name and address or otherwise satisfy applicable documentation requirements, and these amounts are not effectively connected with your conduct of a U.S. trade or business.

     If you are engaged in a U.S. trade or business and if the income or gain on the note, if any, is effectively connected with your conduct of that trade or business, although exempt from the withholding tax discussed above, you will generally be subject to regular U.S. income tax on that income or gain in the same manner as if you were a U.S. Holder, except that in lieu of the certificate described in the preceding paragraph, you will be required to provide a properly executed IRS Form W-8ECI in order to claim an exemption from withholding. If this paragraph applies to you, you should consult your tax adviser with respect to other U.S. tax consequences of the ownership and disposition of the notes, including the possible imposition of a 30% branch profits tax if you are a corporation.

     If you are an individual, your notes will not be included in your estate for U.S. federal estate tax purposes, provided that interest on the notes is not then effectively connected with your conduct of a U.S. trade or business.

Backup Withholding and Information Reporting

     Interest (including OID) paid or accrued on the notes and the proceeds received from a sale or exchange of notes (including redemption of notes at maturity or early redemption) will be subject to information reporting if you are not an “exempt recipient” (such as a domestic corporation) and may also be subject to backup withholding at the rates specified in the Code if you fail to provide certain identifying information (such as an accurate taxpayer identification number, if you are a U.S. Holder) or meet certain other conditions. If you are a Non-U.S. Holder and you comply with the identification procedures described in the preceding section, you will generally establish an exemption from backup withholding.

     Amounts withheld under the backup withholding rules are not additional taxes and may be refunded or credited against your U.S. federal income tax liability, provided the required information is furnished to the IRS.

PLAN OF DISTRIBUTION (CONFLICTS OF INTEREST)

     Under the terms and subject to the conditions contained in the Master Agency Agreement entered into between JPMorgan Chase & Co. and J.P. Morgan Securities Inc., as agent (an “Agent” or “JPMSI”), and certain other agents that may be party to the Master Agency Agreement, as amended or supplemented, from time to time (each an “Agent” and collectively with JPMSI, the “Agents”), JPMSI has agreed and any additional Agents will agree to use reasonable efforts to solicit offers to purchase the principal amount of notes set forth in the cover page of the relevant terms supplement. We will have the sole right to accept offers to purchase the notes and may reject any offer in whole or in part. Each Agent may reject, in whole or in part, any offer it solicited to purchase notes. We will pay an Agent, in connection with sales of these notes resulting from a solicitation that Agent made or an offer to purchase the Agent received, a commission as set forth in the relevant terms supplement. An Agent will allow a concession to other dealers, or we may pay other fees, in the amount set forth on the cover page of the relevant terms supplement.

     We may also sell notes to an Agent as principal for its own account at discounts to be agreed upon at the time of sale as disclosed in the relevant terms supplement. That Agent may resell notes to investors and other purchasers at a fixed offering price or from time to time in one or more negotiated transactions, or otherwise, at market prices prevailing at the time of sale, at prices related thereto at the time of resale, at negotiated prices or otherwise, as that Agent determines and as we will specify in the relevant terms supplement. An Agent may offer the notes it has purchased as principal to other dealers. That Agent may sell the notes to any dealer at a discount and, unless otherwise specified in the relevant terms supplement, the discount allowed to any dealer will not be in excess of the discount that Agent will receive from us. After the initial public offering of notes that the Agent is to resell on a fixed public offering price basis, the Agent may change the public offering price, concession and discount.

     We own, directly or indirectly, all of the outstanding equity securities of JPMSI. The net proceeds received from the sale of the notes will be used, in part, by JPMSI or one of its affiliates in connection with hedging our obligations under the notes. The underwriting arrangements for this offering comply with the requirements of NASD Rule 2720 regarding a FINRA member firm’s underwriting of securities of an affiliate. In accordance with NASD Rule 2720, neither JPMSI nor any other affiliated Agent of ours may make sales in this offering to any of its discretionary accounts without the prior written approval of the customer.

     JPMSI or another Agent may act as principal or agent in connection with offers and sales of the notes in the secondary market. Secondary market offers and sales will be made at prices related to market prices at the time of such offer or sale; accordingly, the Agents or a dealer may change the public offering price, concession and discount after the offering has been completed.

     In order to facilitate the offering of the notes, JPMSI may engage in transactions that stabilize, maintain or otherwise affect the price of the notes. Specifically, JPMSI may sell more notes than it is obligated to purchase in connection with the offering, creating a naked short position in the notes for its own account. JPMSI must close out any naked short position by purchasing the notes in the open market. A naked short position is more likely to be created if JPMSI is concerned that there may be downward pressure on the price of the notes in the open market after pricing that could adversely affect investors who purchase in the offering. As an additional means of facilitating the offering, JPMSI may bid for, and purchase, notes in the open market to stabilize the price of the notes. Any of these activities may raise or maintain the market price of the notes above independent market levels or prevent or retard a decline in the market price of the notes. JPMSI is not required to engage in these activities, and may end any of these activities at any time.

     No action has been or will be taken by us, JPMSI or any dealer that would permit a public offering of the notes or possession or distribution of this product supplement no. 165-A-II or the accompanying prospectus supplement, prospectus or terms supplement, other than in the United States, where action for that purpose is required. No offers, sales or deliveries of the notes, or distribution of this product supplement no. 165-A-II or the accompanying prospectus supplement, prospectus or terms supplement or any other offering material relating to the notes, may be made in or from any jurisdiction except in circumstances which will result in compliance with any applicable laws and regulations and will not impose any obligations on us, the Agents or any dealer.

     Each Agent has represented and agreed, and each dealer through which we may offer the notes has represented and agreed, that it (i) will comply with all applicable laws and regulations in force in each non-U.S. jurisdiction in which it purchases, offers, sells or delivers the notes or possesses or distributes this product supplement no. 165-A-II and the accompanying prospectus supplement, prospectus and terms supplement and (ii) will obtain any consent, approval or permission required by it for the purchase, offer or sale by it of the notes under the laws and regulations in force in each non-U.S. jurisdiction to which it is subject or in which it makes purchases, offers or sales of the notes. We shall not have responsibility for any Agent’s or any dealer’s compliance with the applicable laws and regulations or obtaining any required consent, approval or permission. For additional information regarding selling restrictions, please see “Notice to Investors” in this product supplement.

     Unless otherwise specified in the relevant terms supplement, the settlement date for the notes will be the third business day following the pricing date (which is referred to as a “T+3” settlement cycle).

NOTICE TO INVESTORS

     We are offering to sell, and are seeking offers to buy, the notes only in jurisdictions where offers and sales are permitted. Neither this product supplement no. 165-A-II nor the accompanying prospectus supplement, prospectus or terms supplement constitutes an offer to sell, or a solicitation of an offer to buy, any notes by any person in any jurisdiction in which it is unlawful for such person to make such an offer or solicitation. Neither the delivery of this product supplement no. 165-A-II nor the accompanying prospectus supplement, prospectus or terms supplement nor any sale made hereunder implies that there has been no change in our affairs or that the information in this product supplement no. 165-A-II and the accompanying prospectus supplement, prospectus and terms supplement is correct as of any date after the date hereof.

     You must (i) comply with all applicable laws and regulations in force in any jurisdiction in connection with the possession or distribution of this product supplement no. 165-A-II and the accompanying prospectus supplement, prospectus and terms supplement and the purchase, offer or sale of the notes and (ii) obtain any consent, approval or permission required to be obtained by you for the purchase, offer or sale by you of the notes under the laws and regulations applicable to you in force in any jurisdiction to which you are subject or in which you make such purchases, offers or sales.

Argentina

     The notes have not been and will not be authorized by the Comisión Nacional de Valores (the “CNV”) for public offer in Argentina and therefore may not be offered or sold to the public at large or to sectors or specific groups thereof by any means, including but not limited to personal offerings, written materials, advertisements, the internet or the media, in circumstances which constitute a public offering of securities under Argentine Law No. 17,811, as amended (the “Argentine Public Offering Law”).

     The Argentine Public Offering Law does not expressly recognize the concept of private placement. Notwithstanding the foregoing, pursuant to the general rules on public offering and the few existing judicial and administrative precedents, the following private placement rules have been outlined:

(i)	target investors should be qualified or sophisticated investors, capable of understanding the risk of the proposed investment.

(ii)	investors should be contacted on an individual, direct and confidential basis, without using any type of massive means of communication.

(iii)	the number of contacted investors should be relatively small.

(iv)	investors should receive complete and precise information on the proposed investment.

(v)	any material, brochures, documents, etc, regarding the investment should be delivered in a personal and confidential manner, identifying the name of the recipient.

(vi)

the documents or information mentioned in item (v) should contain a legend or statement expressly stating that the offer is a private offer not subject to the approval or supervision of the CNV, or any other regulator in Argentina.

(vii)

the aforementioned documents or materials should also contain a statement prohibiting the re-sale or re-placement of the relevant securities within the Argentine territory or their sale through any type of transaction that may constitute a public offering of securities pursuant to Argentine law.

The Bahamas

     The notes have not been and shall not be offered or sold in or into The Bahamas except in circumstances that do not constitute a ‘public offering’ according to the Securities Industry Act, 1999.

     The offer of the notes, directly or indirectly, in or from within The Bahamas may only be made by an entity or person who is licensed as a Broker Dealer by the Securities Commission of The Bahamas.

     Persons deemed “resident” in The Bahamas pursuant to the Exchange Control Regulations, 1956 must receive the prior approval of the Central Bank of The Bahamas prior to accepting an offer to purchase any notes.

Bermuda

     This product supplement no. 165-A-II and the accompanying prospectus supplement, prospectus and terms supplement have not been registered or filed with any regulatory authority in Bermuda. The offering of the notes pursuant to this product supplement no. 165-A-II and the accompanying prospectus supplement, prospectus and any terms supplement to persons resident in Bermuda is not prohibited, provided we are not thereby carrying on business in Bermuda.

Brazil

     The notes have not been and will not be registered with the “Comissão de Valores Mobiliários” – the Brazilian Securities and Exchange Commission (“CVM”) and accordingly, the notes may not and will not be sold, promised to be sold, offered, solicited, advertised and/or marketed within the Federal Republic of Brazil, except in circumstances that cannot be construed as a public offering or unauthorized distribution of securities under Brazilian laws and regulations. The notes are not being offered into Brazil. Documents relating to an offering of the notes, as well as the information contained herein and therein, may not be supplied or distributed to the public in Brazil nor be used in connection with any offer for subscription or sale of the notes to the public in Brazil.

British Virgin Islands

     The notes may not be offered in the British Virgin Islands unless we or the person offering the notes on our behalf is licensed to carry on business in the British Virgin Islands. We are not licensed to carry on business in the British Virgin Islands. The notes may be offered to British Virgin Islands “business companies” (from outside the British Virgin Islands) without restriction. A British Virgin Islands “business company” is a company formed under or otherwise governed by the BVI Business Companies Act, 2004 (British Virgin Islands).

Cayman Islands

     This product supplement no. 165-A-II and the accompanying prospectus supplement, prospectus and terms supplement, and the notes offered hereby and thereby have not been, and will not be, registered under the laws and regulations of the Cayman Islands, nor has any regulatory authority in the Cayman Islands passed comment upon or approved the accuracy or adequacy of this product supplement no. 165-A-II and the accompanying prospectus supplement, prospectus and terms supplement. The notes have not been, and will not be, offered or sold, directly or indirectly, in the Cayman Islands.

Chile

     None of the Agents, we or the notes have been registered with the Superintendencia de Valores y Seguros de Chile (Chilean Securities and Insurance Commission) pursuant to Ley No. 18,045 de Mercado de Valores (the “Chilean Securities Act”), as amended, of the Republic of Chile and, accordingly, the notes have not been and will not be offered or sold within Chile or to, or for the account of benefit of persons in Chile except in circumstances which have not resulted and will not result in a public offering and/or securities intermediation in Chile within the meaning of the Chilean Securities Act.

     None of the Agents is a bank or a licensed broker in Chile, and therefore each Agent has not and will not conduct transactions or any business operations in any of such qualities, including the marketing, offer and sale of the notes, except in circumstances which have not resulted and will not result in a “public offering” as such term is defined in Article 4 of the Chilean Securities Act, and/or have not resulted and will not result in the intermediation of securities in Chile within the meaning of Article 24 of the Chilean Securities Act and/or the breach of the brokerage restrictions set forth in Article 39 of Decree with Force of Law No. 3 of 1997.

     The notes will only be sold to specific buyers, each of which will be deemed upon purchase:

(i)

to be a financial institution and/or an institutional investor or a qualified investor with such knowledge and experience in financial and business matters as to be capable of evaluating the risks and merits of an investment in the notes;

(ii)

to agree that it will only resell the notes in the Republic of Chile in compliance with all applicable laws and regulations; and that it will deliver to each person to whom the notes are transferred a notice substantially to the effect of this selling restriction;

(iii)	to acknowledge receipt of sufficient information required to make an informed decision whether or not to invest in the notes; and

(iv)

to acknowledge that it has not relied upon advice from any Agent and/or us, or its or our respective affiliates, regarding the determination of the convenience or suitability of notes as an investment for the buyer or any other person; and has taken and relied upon independent legal, regulatory, tax and accounting advice.

Colombia

     The notes have not been and will not be registered in the National Securities Registry of Colombia (Registro Nacional de Valores y Emisores) kept by the Colombian Financial Superintendency (Superintendencia Financiera de Colombia) or in the Colombian Stock Exchange (Bolsa de Valores de Colombia).

     Therefore, the notes shall not be marketed, offered, sold or distributed in Colombia or to Colombian residents in any manner that would be characterized as a public offering, as such is defined in article 1.2.1.1 of Resolution 400, issued on May 22, 1995 by the Securities Superintendency General Commission (Sala General de la Superintendencia de Valores), as amended from time to time.

     If the notes are to be marketed within Colombian territory or to Colombian residents, regardless of the number of persons to which said marketing is addressed to, any such promotion or advertisement of the notes must be made through a local financial entity, a representative’s office, or a local correspondent, in accordance with Decree 2558, issued on June 6, 2007 by the Ministry of Finance and Public Credit of Colombia, as amended from time to time.

     Therefore, the notes should not be marketed within Colombian territory or to Colombian residents, by any given means, that may be considered as being addressed to an indeterminate number of persons or to more than ninety-nine (99) persons, including but not limited to: (i) any written material or other means of communication, such as subscription lists, bulletins, pamphlets or advertisements; (ii) any offer or sale of the notes at offices or branches open to the public; (iii) use of any oral or written advertisements, letters, announcements, notices or any other means of communication that may be perceived to be addressed to an indeterminate number of persons for the purpose of marketing and/or offering the notes; or (iv) use (a) non-solicited emails or (b) email distributions lists to market the notes.

El Salvador

     The notes may not be offered to the general public in El Salvador, and according to Article 2 of the Ley de Mercado de Valores (Securities Market Law) of the Republic of El Salvador, Legislative Decree number 809 dated 16 February 1994, published on the Diario Oficial (Official Gazette) number 73-BIS, Number 323, dated 21 April 1994, and in compliance with the aforementioned regulation, each Agent has represented and agreed that it will not make an invitation for subscription or purchase of the notes to indeterminate individuals, nor will it make known this product supplement no. 165-A-II and the accompanying prospectus supplement, prospectus and terms supplement in the territory of El Salvador through any mass media communication such as television, radio, press, or any similar medium, other than publications of an international nature that are received in El Salvador, such as internet access or foreign cable advertisements, which are not directed to the Salvadoran public. The offering of the notes has not been registered with an authorized stock exchange in the Republic of El Salvador. Any negotiation for the purchase or sale of notes in the Republic of El Salvador shall only be negotiated on an individual basis with determinate individuals or entities in strict compliance with the aforementioned Article 2 of the Salvadoran Securities Market Law, and shall in any event be effected in accordance with all securities, tax and exchange control of the Dominican Republic, Central America, and United States Free Trade Agreements, and other applicable laws or regulations of the Republic of El Salvador.

European Economic Area

     In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”), each Agent has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the “Relevant Implementation Date”) it has not made and will not make an offer of notes which are the subject of the offering contemplated by this product supplement no. 165-A-II and the accompanying prospectus supplement to the public in that Relevant Member State prior to the publication of a prospectus in relation to the notes which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive except that it may, with effect from and including the Relevant Implementation Date, make an offer of such notes to the public in that Relevant Member State:

(a)     at any time to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

(b)     at any time to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000; and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts;

(c)     to fewer than 100 natural or legal persons (other than qualified investors as defined in the Prospectus Directive) subject to obtaining the prior consent of the Agent; or

(d)     at any time in any other circumstances which do not require the publication by us of a prospectus pursuant to Article 3 of the Prospectus Directive.

     For the purposes of this provision, the expression an “offer of notes to the public” in relation to any notes in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe the notes, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State and the expression “Prospectus Directive” means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

     This European Economic Area selling restriction is in addition to any other selling restrictions set out herein.

Hong Kong

     The notes may not be offered or sold in Hong Kong, by means of any document, other than to persons whose ordinary business it is to buy or sell shares or debentures, whether as principal or agent, or in circumstances that do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap. 32) of Hong Kong. Each Agent has not issued and will not issue any advertisement, invitation or document relating to the notes, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to notes which are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made thereunder.

Jersey

     Each Agent has represented to and agreed with us that it will not circulate in Jersey any offer for subscription, sale or exchange of any notes which would constitute an offer to the public for the purposes of Article 8 of the Control of Borrowing (Jersey) Order 1958.

Mexico

     The notes have not been, and will not be, registered with the Mexican National Registry of Securities maintained by the Mexican National Banking and Securities Commission nor with the Mexican Stock Exchange and therefore, may not be offered or sold publicly in the United Mexican States. This product supplement no. 165-A-II and the accompanying prospectus supplement, prospectus and terms supplement may not be publicly distributed in the United Mexican States. The notes may be privately placed in Mexico among institutional and qualified investors, pursuant to the private placement exemption set forth in Article 8 of the Mexican Securities Market Law.

The Netherlands

     An offer to the public of any notes which are the subject of the offering and placement contemplated by this product supplement no. 165-A-II and the accompanying prospectus supplement, prospectus and terms supplement may not be made in The Netherlands and each Agent has represented and agreed that it has not made and will not make an offer of such notes to the public in The Netherlands, unless such an offer is made exclusively to one or more of the following categories of investors in accordance with the Dutch Financial Markets Supervision Act (Wet op het financieel toezicht, the “FMSA”):

1.     Regulated Entities: (a) any person or entity who or which is subject to supervision by a regulatory authority in any country in order to lawfully operate in the financial markets (which includes: credit institutions, investment firms, financial institutions, insurance companies, collective investment schemes and their management companies, pension funds and their management companies, commodity dealers) (“Supervised Entities”); and (b) any person or entity who or which engages in a regulated activity on the financial markets but who or which is not subject to supervision by a regulatory authority because it benefits from an exemption or dispensation (“Exempt Entities”);

2.     Investment Funds and Entities: any entity whose corporate purpose is solely to invest in securities (which includes, without limitation, hedge funds);

3.     Governmental institutions: the Dutch State, the Dutch Central Bank, Dutch regional, local or other decentralized governmental institutions, international treaty organizations and supranational organizations;

4.     Self-certified Small and Medium-Sized Enterprises (“SMEs”): any company having its registered office in The Netherlands which does not meet at least two of the three criteria mentioned in (6) below and which has (a) expressly requested the Netherlands Authority for the Financial Markets (the “AFM”) to be considered as a qualified investor, and (b) been entered on the register of qualified investors maintained by the AFM;

5.     Self-certified Natural Persons: any natural person who is resident in The Netherlands if this person meets at least two (2) of the following criteria:

(i)	the investor has carried out transactions of a significant size on securities markets at an average frequency of, at least, ten (10) per quarter over the previous four (4) quarters;

(ii)	the size of the investor’s securities portfolio exceeds €500,000;

(iii)	the investor works or has worked for at least one (1) year in the financial sector in a professional position which requires knowledge of investment in securities,

provided this person has:

(a)	expressly requested the AFM to be considered as a qualified investor; and

(b)	been entered on the register of qualified investors maintained by the AFM;

6.     Large Enterprises: any company or legal entity which meets at least two of the following three criteria according to its most recent consolidated or non-consolidated annual accounts:

(a)	an average number of employees during the financial year of at least 250;

(b)	total assets of at least €43,000,000; or

(c)	an annual net turnover of at least €50,000,000.

7.     Discretionary individual portfolio managers: any portfolio manager in The Netherlands who or which purchases the notes for the account of clients who are not Qualified Investors on the basis of a contract of agency that allows for making investment decisions on the client’s behalf without specific instructions of or consultation with any such client;

8.     Minimum consideration: any person or entity for a minimum consideration of €50,000 or more (or equivalent in foreign currency) for each offer of notes; or

9.     Fewer than 100 Offerees: fewer than 100 natural or legal persons (other than Qualified Investors).

     For the purposes of this provision, the expression:

(a)

an “offer to the public” in relation to any notes means making a sufficiently determined offer as meant in Section 217(1) of Book 6 of the Dutch Civil Code (Burgerlijk Wetboek) addressed to more than one person to conclude a contract to purchase or otherwise acquire notes, or inviting persons to make an offer in respect of such notes;

(b)	“Qualified Investors” means the categories of investors listed under (1) up to and including (6) above.

     Zero Coupon Notes may not, directly or indirectly, as part of their initial distribution (or immediately thereafter) or as part of any re-offering be offered, sold, transferred or delivered in The Netherlands. For purposes of this paragraph “Zero Coupon Notes” are notes (whether in definitive or in global form) that are in bearer form and that constitute a claim for a fixed sum against us and on which interest does not become due prior to maturity or on which no interest is due whatsoever.

Panama

     The notes have not been and will not be registered with the National Securities Commission of the Republic of Panama under Decree Law No. 1 of July 8, 1999 (the “Panamanian Securities Law”) and may not be publicly offered or sold within Panama, except in certain limited transactions exempt from the registration requirements of the Panamanian Securities Law. The notes do not benefit from the tax incentives provided by the Panamanian Securities Law and are not subject to regulation or supervision by the National Securities Commission of the Republic of Panama.

Peru

     The notes have been and will be offered only to institutional investors (as defined by the Peruvian Securities Market Law – “Ley de Mercado de Valores” enacted by Legislative Decree No. 861 – Unified Text of the Law approved by Supreme Decree No. 093-2002-EF) and not to the public in general or a segment of it. The placement of the notes shall comply with article 5 of the Peruvian Securities Market Law.

Singapore

     Neither this product supplement no. 165-A-II nor the accompanying prospectus supplement, prospectus or terms supplement has been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this product supplement no. 165-A-II, the accompanying prospectus supplement, prospectus or terms supplement, and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the notes may not be circulated or distributed, nor may the notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Switzerland

     The notes have not been and will not be offered or sold, directly or indirectly, to the public in Switzerland, and this product supplement no. 165-A-II and the accompanying prospectus supplement, prospectus and terms supplement do not constitute a public offering prospectus as that term is understood pursuant to article 652a or article 1156 of the Swiss Federal Code of Obligations.

     We have not applied for a listing of the notes on the SWX Swiss Exchange or on any other regulated securities market and, consequently, the information presented in this product supplement no. 165-A-II and the accompanying prospectus supplement, prospectus and terms supplement does not necessarily comply with the information standards set out in the relevant listing rules.

     The notes do not constitute a participation in a collective investment scheme in the meaning of the Swiss Federal Act on Collective Investment Schemes and are not licensed by the Swiss Federal Banking Commission. Accordingly, neither the notes nor holders of the notes benefit from protection under the Swiss Federal Act on Collective Investment Schemes or supervision by the Swiss Federal Banking Commission.

United Kingdom

     Each Agent has represented and agreed that:

(a)     it is a person whose ordinary activities involve it in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of its business and (ii) it has not offered or sold and will not offer or sell the notes other than to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or as agent) for the purposes of their businesses or who it is reasonable to expect will acquire, hold, manage or dispose of investments (as principal or agent) for the purposes of their businesses where the issue of the notes would otherwise constitute a contravention of Section 19 of the Financial Services and Markets Act 2000 (the “FSMA”) by the Issuer;

(b)     it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) received by it in connection with the issue or sale of the notes in circumstances in which Section 21(1) of the FSMA does not apply to us; and

(c)     it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the notes in, from or otherwise involving the United Kingdom.

Uruguay

     The offering of notes in Uruguay constitutes a private offering and each Agent has agreed that the notes and us will not be registered with the Central Bank of Uruguay pursuant to section 2 of Uruguayan law 16.749.

Venezuela

     The notes comprising this offering have not been registered with the Venezuelan National Securities Commission (Comisión Nacional de Valores) and are not being publicly offered in Venezuela. No document related to the offering of the notes shall be interpreted to constitute a public offer of securities in Venezuela. This document has been sent exclusively to clients of the Agents and the information contained herein is private, confidential and for the exclusive use of the addressee. Investors wishing to acquire the notes may use only funds located outside of Venezuela, which are not of mandatory sale to the Central Bank of Venezuela (Banco Central de Venezuela) or are not otherwise subject to restrictions or limitations under the exchange control regulation currently in force in Venezuela.

BENEFIT PLAN INVESTOR CONSIDERATIONS

     A fiduciary of a pension, profit-sharing or other employee benefit plan subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), including entities such as collective investment funds, partnerships and separate accounts whose underlying assets include the assets of such plans (collectively, “ERISA Plans”) should consider the fiduciary standards of ERISA in the context of the ERISA Plan’s particular circumstances before authorizing an investment in the notes. Among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the ERISA Plan.

     Section 406 of ERISA and Section 4975 of the Internal Revenue Code of 1986, as amended, (the “Code”) prohibit ERISA Plans, as well as plans (including individual retirement accounts and Keogh plans) subject to Section 4975 of the Code (together with ERISA Plans, “Plans”), from engaging in certain transactions involving the “plan assets” with persons who are “parties in interest” under ERISA or “disqualified persons” under the Code (in either case, “Parties in Interest”) with respect to such Plans. As a result of our business, we may be a Party in Interest with respect to many Plans. Where we are a Party in Interest with respect to a Plan (either directly or by reason of our ownership interests in our directly or indirectly owned subsidiaries), the purchase and holding of the notes by or on behalf of the Plan could be a prohibited transaction under Section 406 of ERISA and/or Section 4975 of the Code, unless exemptive relief were available under an applicable exemption (as described below).

     Certain prohibited transaction class exemptions (“PTCEs”) issued by the U.S. Department of Labor may provide exemptive relief for direct or indirect prohibited transactions resulting from the purchase or holding of the notes. Those class exemptions are PTCE 96-23 (for certain transactions determined by in-house asset managers), PTCE 95-60 (for certain transactions involving insurance company general accounts), PTCE 91-38 (for certain transactions involving bank collective investment funds), PTCE 90-1 (for certain transactions involving insurance company separate accounts), and PTCE 84-14 (for certain transactions determined by independent qualified asset managers). In addition, ERISA Section 408(b)(17) and Section 4975(d)(20) of the Code provide a limited exemption for the purchase and sale of the notes and related lending transactions, provided that neither the issuer of the notes nor any of its affiliates have or exercise any discretionary authority or control or render any investment advice with respect to the assets of any Plan involved in the transaction and provided further that the Plan pays no more than adequate consideration in connection with the transaction (the so-called “service provider exemption”).

     Accordingly, the notes may not be purchased or held by any Plan, any entity whose underlying assets include “plan assets” by reason of any Plan’s investment in the entity (a “Plan Asset Entity”) or any person investing “plan assets” of any Plan, unless such purchaser or holder is eligible for the exemptive relief available under PTCE 96-23, 95-60, 91-38, 90-1 or 84-14 or the service-provider exemption or there is some other basis on which the purchase and holding of the notes will not constitute a non-exempt prohibited transaction under ERISA or Section 4975 of the Code. Each purchaser or holder of the notes or any interest therein will be deemed to have represented by its purchase or holding of the notes that (a) its purchase and holding of the notes is not made on behalf of or with “plan assets” of any Plan or (b) its purchase and holding of the notes will not result in a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code.

     Employee benefit plans that are governmental plans (as defined in Section 3(32) of ERISA), certain church plans (as defined in Section 3(33) of ERISA) and non-U.S. plans (as described in Section 4(b)(4) of ERISA) are not subject to these “prohibited transaction” rules of ERISA or Section 4975 of the Code, but may be subject to similar rules under other applicable laws or regulations (“Similar Laws”). Accordingly, each such purchaser or holder of the notes shall be required to represent (and deemed to have represented by its purchase of the notes) that such purchase and holding is not prohibited under applicable Similar Laws.

     Due to the complexity of these rules, it is particularly important that fiduciaries or other persons considering purchasing the notes on behalf of or with “plan assets” of any Plan consult with their counsel regarding the relevant provisions of ERISA, the Code or any Similar Laws and the availability of exemptive relief under PTCE 96-23, 95-60, 91-38, 90-1, 84-14 or some other basis on which the acquisition and holding will not constitute a non-exempt prohibited transaction under ERISA or Section 4975 of the Code or a violation of any applicable Similar Laws.

     Each purchaser and holder of the notes has exclusive responsibility for ensuring that its purchase and holding of the notes does not violate the fiduciary or prohibited transaction rules of ERISA, the Code or any applicable Similar Laws. The sale of any notes to any Plan is in no respect a representation by us or any of our affiliates or representatives that such an investment meets all relevant legal requirements with respect to investments by Plans generally or any particular Plan, or that such an investment is appropriate for Plans generally or any particular Plan.